Exhibit 10.1









                                    PURCHASE AGREEMENT


                                      BY AND BETWEEN

                                 MARK IV INDUSTRIES, INC.

                                            AND

                                  ARVIN INDUSTRIES, INC.



                                  Dated February 8, 1999

                                    PURCHASE AGREEMENT

     THIS PURCHASE AGREEMENT (the "Agreement") is made on this 8th day of February, 1999, by and among Mark IV Industries, Inc., a Delaware corporation with offices at One Towne Centre, 501 John James Audubon Parkway, Amherst, New York, 14226 (the "Seller"); and Arvin Industries, Inc., an Indiana corporation with offices at One Noblitt Plaza, Columbus, Indiana 47201 (the "Buyer").

                                    RECITALS:
                                    --------

     Seller is the owner of all the issued and outstanding common stock of Purolator Products Company, a Delaware corporation with offices at One Towne Centre, 501 John James Audubon Parkway, Amherst, New York ("PPC").
          PPC, together with its wholly owned subsidiaries, Purolator Products NA, Inc., a Delaware corporation and Facet Advanced Technology Company, a Delaware corporation, and M Filter OY ("M Filter"), an indirect wholly owned subsidiary of Seller which is organized under the laws of Finland, are collectively engaged in the design, manufacture, marketing and distribution of a complete line of automotive oil, air and fuel filters and related parts for use primarily in automobiles and light commercial vehicles and, to a lesser extent, in heavy duty trucks and off-road equipment (hereinafter the "Automotive Filter Business").
          In addition to PPC, Purolator Products NA, Inc., Facet Advanced Technology Company and M-Filter, certain direct and indirect wholly-owned subsidiaries, engaged in the distribution (but not the manufacture) of automotive oil, air and fuel filters and, as a consequence, such direct and indirect wholly-owned foreign subsidiaries (hereinafter the "Foreign Distributors") own certain inventory, other assets and related liabilities which are attributable to the Automotive Filter Business. Schedule A attached hereto contains a list of the Foreign Distributors together with an approximation of the amount of inventory, other assets and related liabilities, if any, owned by such Foreign Distributors which are attributable to the Automotive Filter Business as of November 30, 1998 (respectively, the "Foreign Distributors' Assets" and the "Foreign Distributors' Liabilities").
     In addition to the Automotive Filter Business, PPC is also engaged in certain other businesses, either directly through the ownership of manufacturing facilities and operations which are separately identified as divisions of PPC or indirectly through the ownership of direct and indirect subsidiaries which are engaged in such other businesses (all such other businesses being hereinafter referred to as the "Retained Businesses"). Schedule B attached hereto contains a list of the divisions and subsidiaries of PPC which constitute the Retained Businesses.

     The Seller desires to sell the Automotive Filter Business to the Buyer and the Buyer desires to purchase the Automotive Filter Business from the Seller upon the terms and conditions set forth herein. Accordingly, prior to the closing of the sale of the Automotive Filter Business to Buyer, PPC will transfer to a wholly owned subsidiary of PPC (such subsidiary being hereinafter referred to as "Holdco"), all of the Retained Businesses and certain other rights and properties (the "Shared Properties") which are currently owned by PPC and used by both the Automotive Filter Business and certain of the Retained Businesses such that, following such transfers, all of the assets used or held for us primarily in the Automotive Filter Business (other than the Shared Properties and the Foreign Distributors' Assets) will be legally owned by PPC and its wholly owned subsidiaries, Purolator Products NA, Inc., Facet Advanced Technology Company and M Filter (each of PPC (but only to the extent of the business and operations of PPC which are primarily related to the Automotive Filter Business) and such corporations being hereinafter referred to individually as an "Automotive Filter Company" and collectively as the "Automotive Filter Companies"). In addition, effective at the closing of the sale of the Automotive Filter Business to Buyer, the Automotive Filter Companies shall be granted certain rights to use of the Shared Properties by Seller and its affiliates. Schedule C attached hereto contains a list of the Shared Properties.
     In addition, prior to the closing of the transactions contemplated by this Agreement, PPC will transfer (at Seller's expense) all the issued and outstanding stock of Holdco to Seller, without recourse, representation or warranty.

                             CONSIDERATION:
                             -------------

          NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements hereinafter set forth, the Seller and the Buyer hereby agree as follows:

ARTICLE 1 SALE OF THE AUTOMOTIVE FILTER BUSINESS
------------------------------------------------

1.01 Pre-Closing Transfers of Retained Businesses.  Buyer acknowledges and
-------------------------------------------------
agrees that Seller does not intend to sell to Buyer and Buyer does not intend to purchase, any of the stock, interests, assets or businesses which comprise the Retained Businesses. Furthermore, Buyer acknowledges that Seller does not intend to sell to Buyer and Buyer does not intend to purchase any of the Shared Properties; provided that, Buyer will be provided certain rights to use the Shared Properties as contemplated by certain of the agreements referred to in Section 3.02 hereof. Finally, Buyer acknowledges that it is intended by Seller that all of the rights, properties and assets of the Automotive Filter Business (other than ownership of the Shared Properties and the Foreign Distributors' Assets) will be owned legally and beneficially by PPC or another Automotive Filter Company at the closing of the transactions contemplated by this Agreement. Accordingly, Buyer hereby acknowledges and agrees that prior to the closing of the transactions contemplated by this Agreement, Seller will, at its expense, take any and all action necessary to cause the Retained Businesses to be transferred by PPC to Holdco without recourse, representation or warranty and to cause the Shared Properties to be transferred to Holdco by the Automotive Filter Companies without recourse, representation or warranty.

1.02 Transfer of Assets to PPC or for the benefit of Buyer at Closing.
----------------------------------------------------------------------
Seller agrees at Closing to:
          (a) cause all the issued and outstanding capital stock of M Filter to be transferred to PPC, free and clear of any liens, claims or encumbrances of any nature;
          (b) transfer to PPC all right, title and interest in a certain lease for warehouse premises in Vancouver, Canada presently used in the Automotive Filter Business (hereinafter the "Vancouver Warehouse Lease");

          (c) cause the Foreign Distributors' Assets to be sold at Closing to the Buyer or any of its foreign affiliates as Buyer may direct to Seller prior to Closing, free and clear of any liens, claims or encumbrances of any nature except for the Foreign Distributors' Liabilities which shall be assumed by Buyer or its affiliates. The purchase price for the Foreign Distributors' Assets to be paid at Closing shall be the book value thereof as of November 30, 1998, less the amount of the Foreign Distributors' Liabilities as shown in Schedule A (the "Foreign Distributors' Assets Purchase Price") and shall be payable in U.S. dollars for the account of Seller by wire transfer of immediately available funds to the parties listed in Schedule A in the respective amounts set forth therein. Notwithstanding anything contained in this Agreement to the contrary, any changes in the amount of the Foreign Distributors' Assets and Foreign Distributors' Liabilities between November 30, 1998 and the Closing Date shall be included in the calculation of Net Assets as defined in Section 2.03(e) of this Agreement for purposes of making the purchase price adjustments referred to in Article 2 of this Agreement, and;
          (d) transfer to PPC all right, title and interest, in and to all assets of Seller or its Affiliates used or held for use in the Automotive Filter Business (other than the Shared Properties or any other assets referred to in the Ancillary Agreement).

1.03 Sale of the PPC Shares.  Subject to the terms and conditions of this
---------------------------
Agreement, at the Closing (as hereinafter defined in Section 3.01 hereof) Seller will sell, transfer, convey and assign to Buyer and Buyer will purchase, acquire and accept from Seller, all the Seller's right, title and interest in and to one thousand five hundred (1,500) shares of common stock, without any par value per share, of PPC (the "PPC Shares").


ARTICLE 2    PURCHASE PRICE
---------------------------

     2.01 Purchase Price.    The aggregate purchase price to be paid by the
     -------------------
Buyer to the Seller for the PPC Shares shall be equal to Two Hundred Seventy Six Million Dollars ($276,000,000), less any indebtedness of M Filter, determined as of the Closing Date, for money borrowed from any financial institution and the Foreign Distributors' Assets Purchase Price (the "Initial Purchase Price"), adjusted as described in this ARTICLE 2. For purposes of determining the amount which is payable by the Buyer to the Seller at the Closing, the Initial Purchase Price shall be adjusted in the manner provided for in Section 2.04 hereof (the Initial Purchase Price, as adjusted pursuant to Section 2.04 hereof, being hereinafter referred to as the "Estimated Purchase Price"). The Estimated Purchase Price shall be adjusted in the manner provided by Section 2.06 hereof for purposes of determining the amount, if any, which is payable by Buyer to Seller or by Seller to Buyer after the determination of the amount of the Closing Net Assets (as hereinafter defined) is made (the Estimated Purchase Price, as adjusted pursuant to Section 2.06 hereof, being hereinafter referred to as the "Final Purchase Price").

     2.02  Payment of Purchase Price.    At the Closing, the Buyer shall pay
     -------------------------------
the Estimated Purchase Price (determined by adjusting the Initial Purchase Price in the manner provided for by Section 2.04 hereof) to the Seller by wire transfer of immediately available funds to an account specified by Seller in writing. Any adjustments to the Estimated Purchase Price provided for by
Section 2.06 to reflect the Final Purchase Price shall be paid by the Buyer to the Seller or by the Seller to the Buyer (as the case may be) as provided for in Section 2.06 hereof.

     2.03  Definitions Relating to Purchase Price Adjustments.  For purposes
     ---------------------------------------------------------
of calculating the adjustments to the Initial Purchase Price and the adjustments to the Estimated Purchase Price provided for by this ARTICLE 2 and for purposes of this Agreement, the following terms shall have the following meanings:
          (a) Closing Balance Sheet means a statement, prepared by Buyer in accordance with the provisions of Section 2.07 hereof, delivered to Seller in accordance with the provisions of 2.07 hereof and containing a written statement, in balance sheet format, of the Closing Net Assets;
          (b) Closing Net Assets means, subject to Section 2.07 hereof, the "Net Assets" of the Automotive Filter Companies determined, as of the Closing Date, according to the principles set forth in Section 2.03(e) hereof;
          (c) Estimated Balance Sheet means an unaudited statement prepared by Seller and delivered to Buyer at least ten (10) days prior to the Closing Date, and containing a written statement, in balance sheet format, of the Estimated Net Assets;
          (d) Estimated Net Assets means the "Net Assets" of the Automotive Filter Companies determined, according to the principles set forth in Section 2.03(e) hereof, as of December 31, 1998 and set forth in the Estimated Balance Sheet;
          (e) Net Assets means the aggregate net assets of the Automotive Filter Companies calculated, as of a specified date, in a manner which is consistent with the manner in which the aggregate net assets of the Automotive Filter Companies, determined as of November 30, 1998 was calculated; provided, however, that notwithstanding anything to the contrary contained herein, for purposes of determining the amount of the Net Assets as of any specified date, the following valuation criteria shall be utilized:
               (i) no liabilities shall be included to reflect any currently payable Income Taxes (as defined in Section 4.22(b) hereof); provided however that, in the event that the tax year of any of the Automotive Filter Companies relating to any foreign, state or local Income Taxes payable by any such Automotive Filter Companies does not end on the Closing Date, a liability shall be included to reflect the amount of any such foreign, state or local Income Taxes which would be payable by the Automotive Filter Companies for the portion of their then current Income Tax year which ends on the Closing Date, which liability shall be computed on an interim, closing-of-the books basis, treating the Closing Date as the end of the tax year (except that exemptions, allowances and deductions otherwise calculated on an annual basis (such as deductions for real estate taxes, depreciation and depletion) shall be apportioned on a per diem basis) and in a manner consistent with Seller's past practices;

               (ii) a net liability in an amount equal to Twenty Four Million Seven Hundred Thousand Dollars ($24,700,000) shall be used to provide for all net deferred tax liabilities;
               (iii) no liabilities shall be included to reflect accrued defined benefit pension plan expenses;
               (iv) a liability in an amount equal to Three Million Six Hundred Thousand Dollars ($3,600,000) shall be used to reflect the accrued liability for retiree medical and retiree life insurance benefits payable to current and former employees of the Automotive Filter Business;
               (v) a reserve for excess and obsolete inventory shall be included to provide for a reduction of the carrying value of such inventory to its estimated net realizable value, determined in a manner which is consistent with the procedures described in Schedule 2.03(e)(v);
               (vi) a reserve in an amount equal to One Million Three Hundred Thousand Dollars ($1,300,000) shall be included to reflect severance and other costs related to the repositioning charge of Six Million One Hundred Thousand Dollars ($6,100,000) reflected in the unaudited balance sheet of the Automotive Filter Companies which is dated as of November 30, 1998 (the "November 30 Balance Sheet"), a copy of which is attached hereto as Schedule 2.03(e)(vi);
               (vii) an amount equal to One Hundred Seventy Six Million Six Hundred Thousand Dollars ($176,600,000) to reflect the goodwill of the Automotive Filter Business;
               (viii) no liabilities shall be included with respect to any indebtedness of any of the Automotive Filter Companies for money borrowed from any financial institution;
               (ix) a liability in an amount equal to the aggregate incentive plan bonuses referred to in Section 8.11(b) shall be included; and

               (x) No liabilities shall be included with respect to the following matters:
                    1. the Lemelson claim set forth on Schedule 4.15, Item 11;
                    2. the Subaru claim set forth on Schedule 4.15, Item 10;
                       and
                    3. the Fayetteville on-site environmental response actions claim set forth as Item 2 on Schedule 4.19(c); except to the extent of the amount of the reserves for the above referenced matters which are contained in the November 30 Balance Sheet.
          (f) Net Cash Balance means the difference between the aggregate amount of loans, advances or other disbursements of cash or cash equivalents made by Seller to the Automotive Filter Companies between December 31, 1998 and the Closing Date and the aggregate amount of the repayments, withdrawals, dividends, loans advances or other disbursements of cash made by the Automotive Filter Companies to Seller between December 31, 1998 and the Closing Date. Notwithstanding the foregoing, the transfers of any real property, personal property or other tangible or intangible assets contemplated by Section 1.01 shall not be deemed or construed to have any effect on the calculation of the Net Cash Balance whatsoever, except to the extent that such transfers result in an increase or decrease in the cash of the Automotive Filter Companies. If the aggregate amount of loans, advances or other disbursements of cash made by Seller to the Automotive Filter Companies between December 31, 1998 and the Closing Date: (i) exceeds the aggregate amount of repayments, withdrawals, dividends, loans, advances or other disbursements of cash made by the Automotive Filter Companies to Seller during such period, the Net Cash Balance shall be a positive number and, as provided in Section 2.04 below, shall operate to increase the amount of cash otherwise payable to Seller at the Closing; or (ii) is less than the aggregate amount of repayments, withdrawals, dividends, loans, advances or other disbursements of cash made by the Automotive Filter Companies to Seller during such period, the Net Cash Balance shall be a negative number and, as provided in Section 2.04 below, shall operate to decrease the amount of cash otherwise payable to Seller at the Closing; and

           (g) Preliminary Net Assets means an amount equal to the $351.8 Million Net Assets of the Automotive Filter Companies which are reflected in the November 30 Balance Sheet.

     2.04  Calculation of Estimated Purchase Price.  The Estimated Purchase
     ----------------------------------------------
Price shall be calculated as of the Closing Date by adjusting the amount of the Initial Purchase Price as follows:
          (a) if the Estimated Net Assets is: (i) greater than the Preliminary Net Assets, the Initial Purchase Price shall be increased, on a dollar-for-dollar basis, by the amount of any such excess; or (ii) less than Preliminary Net Assets, the Initial Purchase Price shall be reduced, on a dollar-for-dollar basis by the amount of such difference; and
          (b) if the Net Cash Balance is: (i) a positive number, the Initial Purchase Price shall be increased, on a dollar-for-dollar basis, by the amount of the Net Cash Balance; or (ii) a negative number, the Initial Purchase Price shall be decreased on a dollar-for-dollar basis, by the amount of the Net Cash Balance. An example of the procedures for calculating the Estimated Purchase Price and the post-closing adjustment referred to in Section 2.06 is set forth on Schedule 2.04.

     2.05 Pre-Closing Deliveries of Financial Information.  At least ten (10)
     ----------------------------------------------------
days prior to the Closing, Seller shall provide Buyer a copy of the Estimated Balance Sheet. In addition, beginning February 8, 1999, Seller shall provide to Buyer, a written statement of the Net Cash Balance for the period beginning January 1, 1999 and ending February 5, 1999, on February 15, 1999, Seller shall provide to Buyer a written statement of the Net Cash Balance for the week ending February 12, 1999 and, in the event that the Closing shall not have occurred, on February 22, 1999, Seller shall provide to Buyer a written statement of the Net Cash Balance for the week ending February 19, 1999. The written statement of the Net Cash Balance shall be provided to Buyer on a daily basis beginning three (3) days prior to the anticipated Closing Date. Seller shall also, promptly following a request from Buyer, provide to Buyer copies of such additional documents as may reasonably be requested by Buyer for the purpose of verifying the amount of the Estimated Net Assets as contained in the Estimated Balance Sheet which is delivered to the Buyer or for the purpose of verifying the statements of the Net Cash Balance which are provided to the Buyer.

     2.06 Post-Closing Adjustment.
     -----------------------------
          (a) The Final Purchase Price shall be calculated based upon the final calculation of the Closing Net Assets (as determined pursuant to Section
2.07 below).  If the Closing Net Assets, as determined as provided in Section
2.07 below: (i) exceeds the Estimated Net Assets plus or minus the Net Cash Balance, then the Final Purchase Price shall be equal to: (A) the Estimated Purchase Price plus (B) the amount by which the Closing Net Assets exceeds the Estimated Net Assets plus or minus the Net Cash Balance; or (ii) is less than the Estimated Net Assets plus or minus the Net Cash Balance, then the Final Purchase Price shall be equal to: (A) the Estimated Purchase Price minus (B) the amount by which the Closing Net Assets is less than the Estimated Net Assets plus or minus the Net Cash Balance.
          (b) If the Final Purchase Price as calculated pursuant to the provisions of Section 2.06(a) above exceeds the Estimated Purchase Price, the amount by which the Final Purchase Price exceeds the Estimated Purchase Price shall be paid by Buyer to the Seller. If the Final Purchase Price as calculated pursuant to Section 2.06(a) above is less than the Estimated Purchase Price, the amount by which the Estimated Purchase Price exceeds the Final Purchase Price shall be paid by the Seller to the Buyer.
          (c) All payments required to be made pursuant to Section 2.06(b) above shall be paid to the party entitled to receive the same in cash or immediately available funds promptly, but in no event later than ten (10) business days following the determination of the Closing Net Assets as contemplated in Section 2.07 below, by delivery to such account as the party entitled to payment shall specify in writing, of an amount equal to the sum of any such payment together with interest thereon from, and including the Closing Date to, but excluding, the date of such payment at a variable rate per annum equal to the rate announced publicly by Bank of America National Trust and Savings Association from time to time as its "base rate". The date on which such payment shall occur is referred to herein as the "Supplemental Closing".

     2.07 Calculation of Closing Net Assets.
     ---------------------------------------
          (a) As soon as practicable following the Closing, Buyer shall, with the cooperation and assistance of Seller, prepare a balance sheet containing a statement of the Closing Net Assets which it shall deliver to a nationally recognized firm of certified public accountants engaged by the Buyer ("Buyer's Accountants") to perform an audit of the same. As soon as practicable thereafter, but in no event later than ninety (90) days following the Closing Date, Buyer's Accountants shall deliver an audited balance sheet to the Seller containing a statement of the Closing Net Assets, determined according to the principles set forth in this Agreement (hereinafter the "Proposed Closing Balance Sheet").
          (b) The Proposed Closing Balance Sheet shall be subject to verification and examination by Seller and, in order to facilitate such verification and examination, Buyer shall, at such reasonable times and places as may be requested by Seller, deliver copies of all supporting documents to Seller and its representatives and provide to Seller and its representatives the right to examine or take copies of any work papers (other than proprietary work papers) used by Buyer in the preparation of the Proposed Closing Balance Sheet.

          (c) Seller shall have a period of forty five (45) days after delivery of the Proposed Closing Balance Sheet to Seller, to present in writing to Buyer any objections Seller may have to the accuracy of the Proposed Closing Balance Sheet, which objections shall be set forth in reasonable detail. If no objections are raised within such forty five (45) day period, the Proposed Closing Balance Sheet shall be deemed to be accepted and approved by Seller, the Net Assets as contained in the Proposed Closing Balance Sheet shall be deemed to be the Closing Net Assets and any amounts required to be paid by Section 2.06(b) hereof shall be paid by Seller or Buyer, as the case may be at a Supplemental Closing held at the same place as is provided in Section 3.01 hereof, ten (10) business days following the expiration of such forty-five (45) day period, or at such other place and at such other time and date as may be mutually agreed upon in writing by Buyer and Seller.
          (d) If Seller shall disagree as to the accuracy of the Closing Net Assets as contained in the Proposed Closing Balance Sheet, Seller shall present to Buyer written notice within the forty five (45) day period described in Section 2.07(c) specifying such disagreement. Following receipt of such notice by Buyer, Buyer and Seller shall use their best efforts to promptly resolve the matter or matters in disagreement. If Seller and Buyer resolve the matter or matters in disagreement, the Seller and the Buyer shall either confirm or revise the original Proposed Closing Balance Sheet and Closing Net Assets whereupon the statement of the Net Assets of the Automotive Filter Companies as contained in the confirmed or revised Proposed Closing Balance Sheet shall be deemed to be the Closing Net Assets, shall be final and binding upon the parties hereto and any amounts required to be paid by Section 2.06(b) hereof shall be paid by Seller or Buyer, as the case may be, at a Supplemental Closing held at the same place as is provided in Section 3.01 hereof, ten (10) business days following the date on which Buyer and Seller are able to resolve their disagreement with respect to the Proposed Closing Balance Sheet or at such other place and at such other time and date as may be mutually agreed upon in writing by Buyer and Seller.
          (e) If Seller and Buyer are unable to resolve the matter or matters in disagreement within ninety (90) days following Buyer's receipt of written notice from Seller of Seller's disagreement with the accuracy of the Closing Net Assets or the Proposed Closing Balance Sheet, then the Buyer and the Seller shall select a mutually acceptable, neutral, independent accounting firm (the "Arbitrator"), and submit such disputes to arbitration. The Arbitrator shall decide all points in dispute and provide written notice of its decision (which need not assert the basis therefor) within thirty (30) days of its appointment, and its determinations shall be final, conclusive and binding on Buyer and Seller with respect to the final determination of the
Closing Net Assets and the Proposed Closing Balance Sheet.   The fees and
expenses of the Arbitrator shall be shared equally by Buyer and Seller.
          (f) Notwithstanding anything to the contrary contained in this
Section 2.07, during the period that the determination of the Closing Net Assets shall remain in dispute, unless otherwise required by a validly issued order of a court of competent jurisdiction, neither party shall be required to pay to the other party the amount that would otherwise be payable hereunder if no such disagreement were to exist.

          (g) During and with respect to the audit and reviews referred to in this Section 2.07, Seller and Buyer shall: (i) fully cooperate with all reasonable requests of Seller, Buyer and the Buyer's Accountants, as the case may be; and (ii) upon reasonable request make available to Seller, Buyer and the Buyer's Accountants, all work papers, (excluding proprietary programs and information of Seller and Buyer) supporting schedules, documents and other information (including access to all appropriate knowledgeable personnel of Seller) upon which the Closing Balance Sheet is prepared and the Closing Net Assets is determined.
          (h) All fees and expenses of Seller relating to the matters described in this Section 2.07 shall be borne by Seller, and all fees and expenses of the Buyer relating to the matters described in this Section 2.07 (including the fees, expenses and disbursements of Buyer's Accountants) shall be borne by Buyer.

                                     ARTICLE 3 CLOSING
                                     -----------------


     3.01 Time and Place of Closing.  Unless this Agreement has been
     ------------------------------
terminated pursuant to the provisions of Section 12.01, the closing of the sale and purchase of the PPC Shares as contemplated by this Agreement (the "Closing") shall take place at the offices of Lippes, Silverstein, Mathias & Wexler LLP, 700 Guaranty Building, 28 Church Street, Buffalo, New York, on the second business day following the latest to occur of: (a) the expiration (or early termination) of the waiting period (or any extensions thereof) established by the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"); (b) the satisfaction of the conditions to Seller's obligation to close the transactions contemplated by this Agreement as more particularly set forth in ARTICLE 9 hereof; and (c) the satisfaction of the conditions to Buyer's obligation to close the transactions contemplated by this Agreement as more particularly set forth in ARTICLE 10 hereof; or at such other place, date and time as the parties hereto may agree. For purposes of this Agreement, the date on which the Closing occurs is referred to as the "Closing Date".

     3.02 Deliveries by Seller.  At the Closing, Seller will deliver to Buyer
     --------------------------
     (unless previously delivered):

          (a) stock certificates evidencing all of the PPC Shares, duly endorsed for transfer to the Buyer or accompanied by duly executed stock powers providing for the transfer of the PPC Shares to the Buyer;
          (b) stock certificates representing all of the issued and outstanding shares of capital stock of each of Purolator Products NA, Inc., M Filter and Facet Advanced Technology Company (collectively the "Subsidiary Shares");
          (c) certificates representing PPC's 39.27% ownership interest in Purolator India Limited, a corporation organized under the laws of India ("Purolator India") and copies of any organizational documents in Seller's possession with respect to Purolator India;
          (d) a true and complete copy of a Joint Venture Agreement, dated as of September 19, 1989 between Facet Advanced Technology Company and Filtration Management Incorporated (the "Purodenso Agreement" and the "Purodenso Joint Venture") as the same has been amended together with copies of any other organizational documents and all material correspondence pertaining to the Purodenso Agreement;

          (e) the corporate minute books and stock ledgers of each of the Automotive Filter Companies,;
          (f) the written resignation of the officers and directors of each of the Automotive Filter Companies;
          (g) duly executed original copies of the various agreements for use of Shared Properties, licensing of patents and trademarks and other transitional services, all as more particularly identified in Schedule 3.02(g) (collectively, the "Ancillary Agreements") which Ancillary Agreements shall be in form and substance reasonably satisfactory to each of Buyer and Seller;
          (h) true and complete copies of all assignments, bills of sale and other instruments of transfer entered into for the purpose of effecting the transactions described in Section 1.01 hereof;
          (i) Bills of Sale and such other documentation as may be reasonably necessary to effect the transfer of the M-Filter Stock, the Vancouver Warehouse Lease, the Foreign Distributors' Assets and any other transfers contemplated by Section 1.02 hereof; and
          (j) the documentation identified in ARTICLE 10 hereof which is required to be delivered to Buyer in satisfaction of the conditions to the Buyer's obligation to close the transactions contemplated by this Agreement and any other documentation reasonably requested by Buyer.

     3.03 Deliveries by Buyer.  At the Closing, Buyer will deliver to Seller
     -------------------------
(unless previously delivered):
          (a) an amount equal to the Estimated Purchase Price, by wire transfer of immediately available funds to such account or accounts as may be designated by the Seller in writing;
          (b) amounts equal to the Foreign Distributors' Assets Purchase Price as provided in Section 1.02(c) hereof;
          (c) duly executed copies of each of the Ancillary Agreements;
          (d) duly executed Assignment and Assumption agreements to effect the assumption by PPC of the obligations arising under the terms of the Vancouver Warehouse Lease and the assumption by Buyer or its affiliates of the Foreign Distributors' Liabilities; and
          (e) the documentation identified in ARTICLE 9 hereof which is required to be delivered to Seller in satisfaction of the conditions to the Seller's obligation to close the transactions contemplated by this Agreement and any other documentation reasonably requested by Seller.

                   ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER
                   --------------------------------------------------

       Seller hereby represents and warrants to Buyer as follows:

     4.01 Organization of Seller.    Seller is a corporation, duly
     ----------------------------
incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to carry on its business as presently conducted. Seller is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the failure of Seller to be so qualified would have a material adverse effect on the Automotive Filter Companies taken as a whole.

     4.02 Organization of the Automotive Filter Companies.  Each of the
     -----------------------------------------------------
Automotive Filter Companies is a corporation, duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated and has the corporate power and authority to carry on its business as presently conducted. Each of the Automotive Filter Companies is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the failure of such Automotive Filter Company to be so qualified would have a material adverse effect on the Automotive Filter Companies taken as a whole.

     4.03 Authorization by Seller.  Seller has full corporate power and
     -----------------------------
authority to enter into, execute and deliver this Agreement and each of the other documents and instruments to be executed and delivered by Seller pursuant to this Agreement and to carry into effect the transactions contemplated hereunder and thereunder. The execution, delivery and performance of this Agreement and each of the other documents and instruments to be executed and delivered by Seller pursuant to this Agreement and the consummation of the transactions contemplated hereunder and thereunder have been duly authorized by all necessary corporate action on the part of Seller. No other corporate act or proceeding on the part of Seller or the Seller's shareholders is necessary to authorize the execution and delivery of this Agreement and each of the other documents and instruments to be executed and delivered by Seller pursuant to this Agreement, or the consummation by Seller of the transactions contemplated hereby and thereby.

     4.04 Ownership of Automotive Filter Company Equity Interests.
     -------------------------------------------------------------
          (a) Schedule 4.04(a) attached hereto contains a statement of: (i) the total number, class and par value of each class of capital stock which each Automotive Filter Company is authorized to issue; and (ii) the total number, class and par value of each class of capital stock of each Automotive Filter Company which is issued and outstanding together with the identity of the owner (or owners) of all the issued and outstanding shares of each class of capital stock of each such Automotive Filter Company;
          (b) Except as otherwise set forth in Schedule 4.04(b) attached hereto, Seller is the owner of and has good and marketable title to all the issued and outstanding capital stock of PPC, free and clear of all liens, claims, encumbrances or other restrictions or limitations of any kind or nature.
          (c) Except as otherwise set forth in Schedule 4.04(c) attached hereto, PPC is the owner of and has good and marketable title to all the issued and outstanding capital stock of Purolator Products NA, Inc. and Facet Advanced Technology Company, free and clear of all liens, claims, encumbrances or other restrictions or limitations of any kind or nature. As of the Closing, PPC will be the owner of, and will have good and marketable title to, all the issued and outstanding capital stock of M Filter, free and clear of all liens, claims, encumbrances or other restrictions or limitations of any kind or nature.

          (d) Except as otherwise set forth in Schedule 4.04(d) attached hereto: (i) PPC is the owner of 39.27% of the capital stock of Purolator India and Facet Advanced Technology Company is the owner of and has good and marketable title to a fifty percent (50%) equity interest in the Purodenso Joint Venture, in each case, free and clear of all liens, claims, encumbrances or other restrictions or limitations of any kind or nature with respect to such equity interest; (ii) no Automotive Filter Company owns, directly or indirectly, any capital stock or other securities, or any direct or indirect equity or ownership interest in any person, other than the Purodenso Joint Venture and other than the Automotive Filter Companies (including any joint venture, partnership or similar interest); and (iii) no Automotive Filter Company is subject to any obligation to provide funds to or make any investment (in the form of loans, capital contributions or otherwise) in any person. The Purodenso Joint Venture and Purolator India are hereinafter referred to as the "Joint Ventures").

     4.05 Options or Other Rights.  There is no existing subscription, option,
     -----------------------------
warrant, call, commitment or other agreement entitling any third party to, and there are no convertible or exchangeable securities outstanding which, upon conversion or exchange would require the issuance of any additional shares of capital stock or other equity interests in or indebtedness of any of the Automotive Filter Companies or any other securities convertible into or exchangeable for shares of capital stock or other equity interests in any of the Automotive Filter Companies. None of the Automotive Filter Companies is a party to any agreement which would require such Automotive Filter Company to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of capital stock or other equity interests of such Automotive Filter Company. None of the PPC Shares or the Subsidiary Shares is subject to any first refusal, repurchase or similar rights.

      4.06 Certificates of Incorporation and By-Laws; Partnership Agreement.
      ----------------------------------------------------------------------
With respect to each Automotive Filter Company, the Seller has heretofore delivered to the Buyer true and complete copies of the Certificate of Incorporation (or any other substantially equivalent documentation which has been filed, in connection with the organization of any such Automotive Filter Company, with the governmental authorities of the jurisdiction in which any of such Automotive Filter Companies have been incorporated or organized) (such Certificate of Incorporation or substantially equivalent documentation being hereinafter referred to as "Incorporation Documents") and the By-Laws (or any other substantially equivalent documentation regulating the internal affairs of such Automotive Filter Company) (such By-Laws or substantially equivalent documentation being hereinafter referred to as the "By-Laws") as the same are in effect on and as of the date hereof, including all amendments and restatements thereto. In addition, except as set forth in Schedule 4.06 attached hereto, the Seller has heretofore made the minute books of each Automotive Filter Company available to the Buyer for inspection by the Buyer and its representatives. At Closing, Seller will deliver to Buyer the original minute books of each Automotive Filter Company, which shall be complete and contain all formal proceedings of the shareholders and directors of each such entity.

    The Seller has heretofore delivered to the Buyer true and complete copies of the certificate of partnership of Purodenso filed with the Secretary of State of the State of Delaware and the Purodenso Agreement and the equivalent organizational documents of Purolator India, to the extent they shall be in Seller's possession, as the same are in effect on and as of the date hereof, including all amendments and restatements thereto. There are no agreements or understandings with respect to the Purodenso Joint Venture and Purolator India to which Seller or any Automotive Filter Company is a party or any of their assets are bound other than as set forth in Schedule 4.06 of this Agreement.
4.07 Binding Agreements. This Agreement constitutes and, when executed and delivered on the Closing Date, each of the other documents to be executed and delivered by Seller to Buyer will constitute, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except that: (a) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditor's rights; and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     4.08 No Violation.  Except as set forth in Schedule 4.08 attached hereto,
     ------------------
neither the execution and delivery of this Agreement nor the consummation by Seller of the transactions contemplated hereby will:
          (a) violate any statute or law, or any rule or regulation of any governmental authority; or
          (b) violate any order, writ, injunction or decree of any court or governmental agency which is applicable to the Seller, the PPC Shares, any Automotive Filter Company or their respective assets; or
          (c) violate or conflict with or constitute a default under (or an event which, with notice or lapse of time, or both, would constitute a default under), or will result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon or trigger any first refusal, repurchase or similar right with respect to, the PPC Shares, the Subsidiary Shares or any interest of the Automotive Filter Companies in either of the Joint Ventures or any of the assets of any of the Automotive Filter Companies under any term or provision of: (i) the Incorporation Documents and By-Laws of Seller or the Incorporation Documents and By-Laws of any of the Automotive Filter Companies or the organizational documents of the Purodenso Joint Venture or Purolator India; or
(ii) any lease, contract, commitment, understanding, arrangement, agreement or restriction of any kind or character: (A) to which Seller, any of its subsidiaries or any of the Automotive Filter Companies is a party; or (B) by which the Seller, the PPC Shares, any of the Automotive Filter Companies or any of their assets or properties may be bound (including, without limitation, the Purodenso Agreement) except, to the extent that the existence of any violation described in Sections 4.08(a), (b), or (c), above and the existence of any conflict, default, termination, acceleration of performance or creation of any lien, security interest, charge or encumbrance as described in Section 4.08(c), above would not have a material adverse effect on the Automotive Filter Companies taken as a whole.

     4.09 Financial Statements.  Seller has heretofore delivered to Buyer the
     --------------------------
November 30 Balance Sheet and a pro forma income statement for the nine (9) month period ending November 30, 1998, a copy of which is attached hereto as
Schedule 4.09. The November 30 Balance Sheet has been prepared in accordance with generally accepted accounting principles and fairly presents the assets and liabilities and financial position of the Automotive Filter Companies as of November 30, 1998 utilizing the valuation criteria contained in Section 2.03(e). The pro forma income statement for the nine (9) month period ending November 30, 1998 has been prepared using generally accepted accounting principles as modified for pro forma adjustments, and fairly presents the income of the Automotive Filter Business on such a pro forma basis for the period reflected therein.

     4.10 Absence of Certain Changes.    Except for the pre-closing transfer
     --------------------------------
of assets as more particularly described in Section 1.01 hereof and except as and to the extent set forth in Schedule 4.10 attached hereto, from November 30, 1998 through the date hereof and through the Closing Date the operations of the Automotive Filter Business have been conducted in the ordinary course consistent with past practice and no Automotive Filter Company (nor the Seller with respect to the Automotive Filter Business) has or will have:
          (a) amended its Incorporation Documents or its By-Laws; or
          (b) merged with or into or consolidated with any other person, firm, corporation or other entity; or
          (c) subdivided or reclassified any shares of its capital stock;
          (d) issued, sold, purchased or redeemd or issued options or rights to subscribe to, or entered into any contracts or commitments to issue, sell, purchase or redeem any shares of its capital stock or other equity interests or any securities convertible into or exchangeable for any of its shares of capital stock or other equity interests;
          (e) declared or paid any dividends or declared or made any distributions of any kind (other than cash distributions) to its stockholders or other owners of any of its outstanding equity interests or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock or other equity interests except for cash receipts remitted to the Seller in connection with the ordinary cash management practices of the Seller or acquired any equity securities or options or rights to acquire equity securities of any person;
          (f) entered into or amended any written employment agreement with any employee of any of the Automotive Filter Companies; entered into or amended any agreement with any labor union or association representing any employee or entered into or amended in any material respect, any employee benefit plan or arrangement relating to any employees of any of the Automotive Filter Companies;

          (g) suffered any adverse change in its financial condition, assets, liabilities or business other than changes which arise as a result of changes in the economy in general and changes which individually and in the aggregate do not have a material adverse effect on the Automotive Filter Companies taken as a whole;
          (h) sold, transferred or otherwise disposed of any of its assets, properties, or rights other than in the ordinary course of the conduct of its business or canceled any claims which are material to its business;
          (i) disposed of or permitted to lapse any patent, patent application, trademark, trademark registration, trademark application, assumed name, service mark, trade name or copyright application, copyright registration or license, or permitted to lapse or is in breach of (or with notice, lapse of time or both will be in breach of or permit to lapse) any agreement under which it has any right or license relating to the business of the Automotive Filter Companies other than any of the foregoing which would not have a material adverse effect on the Automotive Filter Companies taken as a whole;
          (j) made any single capital expenditure in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) or made any commitment to make capital expenditures in excess of Two Hundred Fifty Thousand Dollars ($250,000.00), except for commitments to make such capital expenditures which have been made in the ordinary course of the business of such Automotive Filter Company and are reflected in the November 30 Balance Sheet;
          (k) made any material change in any method of accounting or accounting practice or policy or in its manner of keeping its books, accounts or records;
          (l) made any material changes in its product warranty or return policies;
          (m) granted any general increase in the compensation or benefits of any of its officers or employees other than in the ordinary course of business, (including any such increase pursuant to any bonus, pension, profit sharing, severance, medical and welfare or other plan or commitment);
          (n) made any loan or advance to any of its officers, directors or employees other than advances of expenses made in the ordinary course of its business and cash receipts remitted to Seller in accordance with the regular cash management policies of the Seller and the Automotive Filter Companies; and
          (o) agreed, whether in writing or otherwise, to take any of the actions set forth in this Section 4.10.

     4.11 Title to Personal Property; Encumbrances; Etc.  Except as set forth
     ---------------------------------------------------
in Schedule 4.11 attached hereto, each Automotive Filter Company has good and valid title to the personal property which it purports to own and, on the Closing Date, will have good and valid title to the personal property which it purports to own in each case, free and clear of any liens, charges or encumbrances.

     4.12 Real Property.
     -------------------
          (a) Schedule 4.12(a) hereto contains a list of the address of each parcel of real property in connection with the Automotive Filter Business owned, used or held for use by the Automotive Filter Companies (hereinafter the "Real Property") and includes a statement of: (i) the approximate square footage of each such parcel of Real Property and a general description of all improvements thereon; (ii) whether such Real Property is owned or leased;
(iii) in the case of any Real Property which is owned by any of the Automotive Filter Companies (or to be transferred to any Automotive Filter Company in accordance with Section 1.01), the identity of the owner of such Real Property; and (iv) in the case of any Real Property which is or will be leased by any of the Automotive Filter Companies from any third party, the identity of the lessee and the lessor of such Real Property.
          (b) Except as otherwise set forth in Schedule 4.12(b) attached hereto, each Automotive Filter Company that is identified in Schedule 4.12(a) as the owner of any Real Property has or will have at the Closing Date good, marketable and insurable fee simple title to the Real Property which the Automotive Filter Company is identified as the owner of, free and clear of all liens, charges or other encumbrances.
          (c) Except as otherwise set forth in Schedule 4.12(c) attached hereto, with respect to each parcel of Real Property which is identified in
Schedule 4.12(a) as being leased by an Automotive Filter Company, the Automotive Filter Company that is identified in Schedule 4.12(a) as the lessee of such Real Property has or will have at the Closing Date a valid and enforceable leasehold interest in such Real Property and, except as otherwise set forth in Schedule 4.12(c) attached hereto, there are no defaults (or events or conditions which with notice, lapse of time or both would constitute a default) by Seller or any Automotive Filter Company under the terms of any lease of any Real Property except for defaults which would not have a material adverse effect on the Automotive Filter Companies taken as a whole and, to the knowledge of the Seller, there are no defaults with respect to the obligations of the lessor of such Real Property. Prior to the date hereof, Seller has delivered to Buyer true and complete copies of each lease of any Real Property listed in Schedule 4.12(a) as leased.
          (d) Except as otherwise set forth in Schedule 4.12(d) attached hereto, the use, occupancy and ownership (or leasing) by any Automotive Filter Company of any buildings, structures or other improvements located at any Real Property which is identified in Schedule 4.12(a) is in compliance with all applicable laws, including, without limitation, any zoning ordinances or any other codes or regulations other than any noncompliance which would not, individually or in the aggregate, impair the ability of the Automotive Filter Companies to use the same consistent with past practice and neither Seller nor any of the Automotive Filter companies has received notice of any such violation.

          (e) Except as otherwise set forth in Schedule 4.12(e) attached hereto, none of the Real Property is subject to any pending or, to the knowledge of Seller, threatened condemnation or similar proceeding by any public or quasi-public agency or other authority which would impair the right or ability of the Automotive Filter Company that (as described in Schedule 4.12(a) attached hereto) is the owner or lessee of any such Real Property, to use such Real Property consistent with past practice.
          (f) Except as otherwise set forth in Schedule 4.12(f) attached hereto, all of the Real Property and improvements thereon is benefited by all easements or other rights (including utility service) necessary for the Automotive Filter Company which is identified in Schedule 4.12(a) attached hereto as the owner or lessee of such Real Property, to use such Real Property consistent with past practice.
          (g) There is no actual or, to the knowledge of Seller, pending, imposition of any assessments for public improvements with respect to any Real Property, except for customary annual assessments under state and local law, and, to Seller's knowledge no such improvements have been constructed or planned that would be paid for by means of assessments upon any Real Property.
          (h) No termination rights have been exercised or, to Seller's knowledge threatened by any party with respect to any leases of the Real Property.

     4.13 Leases.    Schedule 4.13 attached hereto contains a list of each
     ------------
lease relating to any personal property used by any of the Automotive Filter Companies in the conduct of its business which provides for annual lease payments in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) whose term is in excess of one (1) year and which is not cancelable upon thirty (30) or fewer days' notice without any liability, penalty or premium (other than nominal cancellation fee or charge) (the "Leases"). Prior to the date hereof, Seller has delivered to Buyer true and complete copies of the Leases including all amendments thereof and all modifications thereto. Except as set forth in
Schedule 4.13 attached hereto, no default (or event or condition which with notice, lapse of time, or both would constitute a default) has occurred under the terms of any of the Leases with respect to the obligations of any of the Automotive Filter Companies or any other parties to such Leases other than any such default which would not have a material adverse effect on the Automotive Filter Companies taken as a whole.

     4.14 Patents, Trademarks, Trade Names, Etc.
     -------------------------------------------
          (a) Schedule 4.14(a) attached hereto contains a complete list and a general description of all patents, inventions, trademarks, service marks, trademark registrations, mask works, mask works registrations, trade names, assumed names, copyrights, copyright registrations and in each case applications therefore, and license agreements (other than licenses related to commercial off-the-shelf software) presently owned, held or used by any of the Automotive Filter Companies in connection with the Automotive Filter Business or with respect to which any of the Automotive Filter Companies owns or holds any license (hereinafter collectively the "Patents and Trademarks"). Except as set forth in Schedule 4.14(a), to the knowledge of Seller, the use by any of the Automotive Filter Companies of the Patents and Trademarks or any other intellectual property right used by any Automotive Filter Company does not violate any provision of applicable law or infringe upon the rights of any person, firm, corporation or other entity and the Seller has not received notice of any claim of any violation or infringement.
          (b) Except as set forth in Schedule 4.14(b): (i) the Patents and Trademarks constitute all of the intellectual property rights which are currently capable of being registered and which are: (A) owned by any of the Automotive Filter Companies and used in the Automotive Filter Business or (B) used in the business and operation of any of the Automotive Filter Companies;
(ii) an Automotive Filter Company owns the entire right, title and interest in and to such Patents and Trademarks; (iii) the Patents and Trademarks are sufficient to conduct the business and operations of the Automotive Filter Business as presently conducted in all material respects; (iv) there are no pending or, to Seller's knowledge, threatened interferences, reexaminations, oppositions or protests relating to any such Patents and Trademarks and Seller knows of no basis for any such interference; (v) there are no disputes pending or, to the knowledge of Seller threatened with former or present employees of the Automotive Filter Business involving rights to any of the Patents and Trademarks or any other intellectual property right used by any of the Automotive Filter Companies; and (vi) to Seller's knowledge, no person is infringing upon or has misappropriated any of the Patents and Trademarks or any other intellectual property right used by any of the Automotive Filter Companies.

     4.15 Litigation.    Except as set forth in Schedule 4.15 attached hereto,
     ----------------
there are no actions, suits or written claims (including without limitation, product liability claims or claims that any of the Automotive Filter Companies has breached or otherwise failed to perform its obligations under any product or service warranties described in Section 4.27 hereof) or legal, administrative, equitable or arbitration proceedings or outstanding orders, judgments, injunctions, awards or decrees of any court, any governmental or regulatory body or any arbitration tribunal pending or, to the Seller's knowledge, threatened against or involving Seller, any of the Automotive Filter Companies or any of their assets which: (a) seek to prevent the consummation of the transactions contemplated by this Agreement; or (b) relate to the any of the Automotive Filter Companies and which, if adversely decided, would have a material adverse effect on the Automotive Filter Companies taken as a whole.

     4.16 Banks and Brokers.  Schedule 4.16 attached hereto sets forth the
     -----------------------
name of each bank, trust company, securities or other broker or other financial institution: (a) with which the Seller has any account, lock box, safe deposit box or vault for the exclusive purpose of providing or maintaining banking or other financial services to any of the Automotive Filter Companies; and (b) with which any of the Automotive Filter Companies has any account, lock box, safe deposit box or vault.

     4.17 Employee Benefit Plans.
     ----------------------------
          (a) Except for any individual employment, consulting or severance contracts disclosed in Schedule 4.21 attached hereto, Schedule 4.17(a) attached hereto sets forth a list, for each Automotive Filter Company, of:
               (i) each plan, fund or program constituting an "employee welfare plan" (hereinafter the "Employee Welfare Plans") within the meaning of
Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, basic and supplemental life insurance, health insurance (including medical, dental and hospitalization), accidental death and dismemberment insurance, business travel and accident insurance, short and long term disability insurance programs; and
               (ii) each "employee pension benefit plan" within the meaning of
Section 3(2) of ERISA (the "Employee Pension Plans") including, without limitation, pension, profit sharing, and 401(k) retirement plans;
which is: (w) maintained, assumed or contributed to by Seller for the benefit of any employee of any of the Automotive Filter Companies; or (x) maintained, assumed or contributed to by any Automotive Filter Company for the benefit of its employees or any employees of any of the Automotive Filter Companies (individually a "Plan" and collectively, the "Plans").
          (b) Except as otherwise set forth in Schedule 4.17(b) attached hereto, Seller has previously delivered to Buyer: (i) complete copies of all plan documents which set forth the terms of each of the Plans and where applicable, complete copies of any related trusts; (ii) a general description of any of the Plans with respect to which no formal plan document has been adopted; and (iii) where applicable, the most recent Form 5500, as filed with the Internal Revenue Service ("IRS") together with all attachments thereto, relating to the Plans.

          (c) To the knowledge of Seller, each of the Plans which is intended to conform to the requirements of the Code and ERISA is in compliance with the applicable requirements of the Code and ERISA and, to the knowledge of Seller, has been administered in all material respects, in substantial compliance with the applicable requirements of the Code and ERISA.
          (d) Except as set forth in Schedule 4.17(d) attached hereto: (i) to the knowledge of Seller there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any of the Plans; (ii) to the knowledge of Seller, neither the Seller nor any of the Automotive Filter Companies have incurred, directly or indirectly, any liability under Title IV of ERISA (other than, in the case of the Seller, liability for premium payments to the Pension Benefit Guaranty Corporation arising in the ordinary course); (iii) to the knowledge of Seller, no reportable event (within the meaning of Section 4043 of ERISA) has occurred at any time during the last five (5) years or is expected to occur with respect to any of the Plans which are subject to Title IV of ERISA except for plan mergers which have occurred with respect to certain of the plans which are employee pension benefit plans within the meaning of Section 3(2) of ERISA, which mergers have not had any material adverse effect on the ability of such employee pension benefit plans to pay to employees of the Automotive Filter Companies that are participants in such employee pension benefit plans, the amount that employees of the Automotive Filter Companies have accrued under such employee pension benefit plans; (iv) none of the Plans has incurred an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Plan; (v) none of the assets of the Seller or any of the Automotive Filter Companies is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; (vi) neither the Seller nor any of the Automotive Filter Companies have been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and (vii) none of the Plans is a multi-employer plan (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA) or a single employer pension plan (within the meaning of
Section 4001(a)(15) of ERISA) for which the Seller or any of the Automotive Filter Companies could incur liability under Sections 4063 or 4064 of ERISA.

     4.18 Consents and Approvals.  Except for consents listed in Schedules
     ---------------------------
4.18 and 4.19(a) attached hereto and for the filing of pre-merger notification documentation under the HSR Act and the expiration of all applicable waiting periods thereunder, no permit, consent, approval or authorization of, or declaration, filing or registration with, any governmental agency or authority or any other person, firm or corporation is necessary or required to be obtained in connection with the execution and delivery by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby, except where the failure to obtain any such permit, consent, approval or authorization or where the failure to make any such declaration, filing or registration would not have a material adverse effect on the Automotive Filter Companies taken as a whole. Schedule 4.18 attached hereto also contains a list of all consents, approvals, authorizations, declarations, filings, or registrations which, are required to be obtained by any of the Automotive Filter Companies from any governmental agency or authority in connection with the conduct of their respective businesses (hereinafter the "Permits and Consents") other than any Permit or Consent which, if not held or obtained by any of the Automotive Filter Companies, would not have a material adverse effect on the Automotive Filter Companies taken as a whole. All such Permits and Consents are in full force and effect and the Automotive Filter Companies are in compliance with the terms thereof other than instances of non-compliance with such Permits and Consents which, individually or in the aggregate, would not have a material adverse effect on the Automotive Filter Companies taken as a whole.

     4.19 Environmental Protection.
     ------------------------------
          (a) Except as set forth in Schedule 4.19(a) attached hereto, to the knowledge of Seller, each Automotive Filter Company has obtained and maintains in full force and effect all permits, licenses and other authorizations which:
(i) are required to be obtained by any such Automotive Filter Company under all federal, state, local and foreign laws relating to human health, safety, pollution or protection of the environment, (hereinafter referred to as "Environmental Laws"), including, without limitation, laws relating to emissions, discharges, releases or threatened releases into the environment (including, without limitation, ambient air, surface water, ground water or land) of any substances identified in any such Environmental Laws (such substances being hereinafter referred to as "Regulated Materials"); and (ii) relate to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Regulated Materials; except for those permits, licenses or other authorizations required to be obtained by any Automotive Filter Company under the terms of the Environmental Laws which, if not obtained, would not have a material adverse effect on the Automotive Filter Companies taken as a whole.
          (b) Except as set forth in Schedule 4.19(b) attached hereto, to the knowledge of Seller, each Automotive Filter Company is in material compliance with: (i) all terms and conditions of all permits, licenses and authorizations required under the terms of any Environmental Laws; (ii) all other limitations, restrictions, conditions, standards, prohibitions, requirements and obligations contained in any of the Environmental Laws as applicable to such Automotive Filter Company; and (iii) all plans, orders, decrees, judgments, injunctions, notices or demand letters applicable to such Automotive Filter Company and issued, entered, promulgated or approved under any of the Environmental Laws.
           (c) Except as set forth in Schedule 4.19(c) attached hereto, neither Seller nor any of its subsidiaries, nor any of the Automotive Filter Companies has received any written notice that any past or present conditions, circumstances, activities, practices, incidents or actions of any of the Automotive Filter Company (or, to the knowledge of the Seller, any predecessor to an Automotive Filter Company) relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Regulated Material or relating to any emission, discharge, release or threatened release into the environment of any Regulated Material: (i) will interfere with or prevent compliance or continued compliance by any of the Automotive Filter Companies with any of the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder; (ii) will give rise to any common law or legal liability; or (iii) will otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, unless the alleged violation or noncompliance with any Environmental Laws which forms the basis of any notice described above in this
Section 4.19(c), if uncured or unsettled, could not reasonably be expected to have a material adverse effect on the Automotive Filter Companies taken as a whole.

           (d) Except as set forth in Schedule 4.19(d) attached hereto, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or to the knowledge of Seller, threatened against Seller or any Automotive Filter Company with respect to the Automotive Filter Business relating in any way to any violation of any of the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.
           (e) None of the Real Property is listed on or, to the knowledge of Seller, has been proposed for listing on the National Priorities List, the CERCLIS or any similar list of sites of suspected or known environmental contamination (including contamination consisting of the release of any Regulated Material) maintained by any governmental agency. Except as set forth on Schedule 4.19(e), no Automotive Filter Company or, to Seller's knowledge, any predecessor of any Automotive Filter Company has been named as a "potentially responsible party" with respect to, or received any request or demand from any party concerning, its potential involvement in or at any site at which conditions exist which may give rise to remedial action under any applicable Environmental Laws.

      4.20 Insurance.  Schedule 4.20 attached hereto contains a general
      ---------------
description (including the amount of any applicable deductibles) of all policies of fire, liability, workmen's compensation and other forms of insurance owned or held by Seller or any Automotive Filter Company and issued with respect to or covering risks associated with the assets, properties or business of each Automotive Filter Company. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been or will be paid when due, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are valid, outstanding and enforceable policies; will remain in full force and effect through the respective dates set forth in
Schedule 4.20 without the payment of additional premiums; and will not, with respect to all periods up to and including the Closing Date, in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement except to the extent set forth in Schedule 4.20. The Seller and the Automotive Filter Companies have not been denied any insurance coverage.

     4.21 Contracts and Commitments.
     -------------------------------
          (a) Except for leases required to be disclosed pursuant to Sections
4.12 and 4.13 hereof, Plans required to be disclosed pursuant to Section 4.17(a) hereof and insurance policies required to be disclosed by Section 4.20 hereof, Schedule 4.21(a) attached hereto contains a list of each contract, subcontract, agreement, commitment, option, note, bond, mortgage, indenture, deed of trust, guarantee, franchise or license which:
             (i) (A) requires payments in excess of Five Hundred Thousand Dollars ($500,000.00); (B) contains the terms and conditions: (I) upon which any person is employed or engaged as an officer, general manager, or consultant; or (II) upon which any severance or other termination payments are payable; (C) provides preferential rights to purchase any material quantity of any assets; (D) limits the freedom of any party to engage in any business in any geographic area; (E) contains any "change in control" provision which would be breached by the consummation of the transactions contemplated by this Agreement; or (F) contains the terms of any guaranty of the payment or performance of any liabilities or obligations the cost of the payment or performance of which liabilities or obligations exceeds, in the aggregate, an amount equal to Five Hundred Thousand Dollars ($500,000); and
             (ii) (A) Seller is a party to and relates primarily to any Automotive Filter Company (hereinafter individually referred to as a "Seller Contract" and collectively as the "Seller Contracts"); or (B) any Automotive Filter Company is a party to or the beneficiary of (hereinafter individually referred to as a "Automotive Filter Company Contract" and collectively as the "Automotive Filter Company Contracts").

          (b) Prior to the date hereof Seller has delivered or otherwise made available to Buyer, true and complete copies of the Seller Contracts and the Automotive Filter Company Contracts including all amendments thereof and modifications thereto.
          (c) Except as set forth in Schedule 4.21(c) attached hereto, each of the Seller Contracts and the Automotive Filter Company Contracts are valid, binding and in full force and effect and enforceable in accordance with its terms except to the extent that: (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors rights; and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought;
          (d) Except as set forth in Schedule 4.21(d) attached hereto, Seller is not in material default (and no event or condition exists which, with notice, lapse of time or both would constitute a material default) with respect to any of its obligations under any of the Seller Contracts, and, to the knowledge of Seller, there is no basis for any claim that any other parties to any of the Seller Contracts is in material default with respect to its obligations under such Seller Contracts; and
          (e) Except as set forth in Schedule 4.21(e) attached hereto, none of the Automotive Filter Companies is in material default (and no event or condition exists which, with notice, lapse of time or both would constitute a material default) with respect to the obligations of any Automotive Filter Company under any of the Automotive Filter Company Contracts and, to the knowledge of Seller, there is no basis for any claim that any other party to any of the Automotive Filter Company Contracts is in material default with respect to its obligations under such Automotive Filter Company Contracts.
            (f) To Seller's knowledge, all other agreements, arrangements and understandings to which any of the Automotive Filter Companies is a party are in full force and effect and are valid and binding obligations of the applicable Automotive Filter Company, except to the extent that the failure of any such contract to be valid and binding would not individually or in the aggregate have a material adverse effect on the Automotive Filter Companies taken as a whole.

     4.22 Tax Matters.
     -----------------
            (a) Except as set forth in Schedule 4.22 attached hereto, the Seller and each of the Automotive Filter Companies has or will have filed or caused to be filed with the appropriate governmental agencies all Tax Returns (as hereinafter defined) required to be filed by such entity prior to the Closing Date with respect to the Automotive Filter Business and with respect to the Automotive Filter Companies and their respective operations and assets for all periods ending on or prior to such date. In addition, except as otherwise set forth in Schedule 4.22 attached hereto, Seller has or will have paid, or caused to be paid in full, all Taxes shown to be due on such Tax Returns for such periods and the Automotive Filter Companies have withheld, collected or otherwise provided for all Taxes (including income, payroll and employment taxes) required to have been held or collected and paid or deposited as of the Closing Date as required by applicable law. Following the Closing Date, Seller will pay or cause to be paid, in full, all Income Taxes (as hereinafter defined), if any, attributable to the Automotive Filter Companies and their respective operations and assets and either: (i) shown to be due on such Tax Returns, or (ii) otherwise due or claimed to be due from the Seller or any Automotive Filter Company by any taxing authority for all periods and portions thereof up to and including the Closing Date to the extent that a liability for current Income Taxes (excluding deferred Income Taxes) has not been accrued on the Closing Balance Sheet. There are no liens with respect to Taxes upon any of the assets of any of the Automotive Filter Companies.

           (b) For the purposes of this Agreement: (i) "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, excise, property, sales and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment) imposed by the United States or any other jurisdiction, and any state, province, county, local or other government, taxing authority, or subdivision thereof; (ii) "Income Taxes" shall mean all taxes (including any interest, penalties or additions attributable or imposed on or with respect to such taxes) imposed by the United States or any other jurisdiction or by any state, province, county, local or other government, taxing authority or subdivision thereof, solely with respect to any income of Seller or any of the Automotive Filter Companies excluding, specifically, any sales taxes, transfer taxes, real or personal property taxes; and (iii) "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Taxes (whether or not such Taxes are imposed on Seller or an Automotive Filter Company) or the administration of any laws, regulations or administrative requirements relating to any Taxes.

     4.23 Labor Relations; Employees  Schedule 4.23 attached hereto contains a
     -------------------------------
list of each contract or other agreement between any Automotive Filter Company (or Seller or any of its subsidiaries to which employees of the Automotive Filter Business are subject) and any labor union or other association representing any employees of the Automotive Filter Business (each such contract being hereinafter referred to as a "Labor Agreement"). Prior to the date hereof, Seller has delivered to the Buyer true and complete copies of each Labor Agreement listed in Schedule 4.23 attached hereto. Except as set forth in Schedule 4.23 attached hereto, none of the Automotive Filter Companies has, at any time during the last three (3) years, experienced any labor disputes or any work stoppage, slow down, picketing or lockout. In addition, except to the extent set forth in Schedule 4.23 attached hereto: (a) there is no unfair labor practice charge, or complaint or other action against any of the Automotive Filter Companies pending or, to the knowledge of Seller, threatened before the National Labor Relations Board, and none of the Automotive Filter Companies is subject to any order to bargain by the National Labor Relations Board; (b) there is no, and during the past three (3) years there has not been any labor strike, slow down, picketing or lockout or work stoppage actually pending or, to the knowledge of Seller, threatened against or affecting any Automotive Filter Company; (c) no question concerning representation is pending or to the Seller's knowledge is threatened respecting employees of any of the Automotive Filter Companies; and (d) no written grievance which might have a material adverse effect on the Automotive Filter Companies taken as a whole is pending. Schedule 4.23 attached hereto also includes an accurate list of all salaried employees of the Automotive Filter Companies that are based in North America (other than manufacturing salaried employees) and the salary of each. Seller has provided Buyer with an accurate list of those employees of any Automotive Filter Company who have requested long term or short term disability leave.

     4.24 Customers and Suppliers.  Except as set forth in Schedule 4.24
     ----------------------------
attached hereto, to the knowledge of Seller, none of the Automotive Filter Companies is engaged in any dispute or any negotiation regarding the termination of any existing arrangement with any customer or supplier of any of the Automotive Filter Companies except for disputes or negotiations with customers or suppliers of any of the Automotive Filter Companies which, individually or in the aggregate, will not have a material adverse effect on the Automotive Filter Companies taken as a whole. In addition, except as set forth in Schedule 4.24 attached hereto, to the knowledge of the Seller, neither Seller nor any of the Automotive Filter Companies has received notice of any customer's or supplier's intention to terminate or change any existing relationship with any Automotive Filter Company in any manner which would have a material adverse effect on the Automotive Filter Companies taken as a whole.

     4.25 Compliance with Law.  Except for matters pertaining to the Plans
     -------------------------
which are provided for in Section 4.17 and matters pertaining to Environmental Laws which are provided for in Section 4.19, the business and operations of each of the Automotive Filter Companies is conducted in accordance with all applicable laws, regulations and other requirements of all national governmental authorities, and of all states, municipalities and other political subdivisions and agencies thereof, having jurisdiction over the business of the Automotive Filter Companies, including, without limitation, all Permits and Consents and such laws, regulations and requirements relating to employment of unauthorized aliens, antitrust, consumer protection, currency exchange, equal opportunity, health, occupational safety, pension and securities, except for deviations from such laws arising from the operations of the Automotive Filter Companies which, individually or in the aggregate, would not have a material adverse effect on the Automotive Filter Companies taken as a whole. Except as set forth in Schedule 4.25 attached hereto, none of the Automotive Filter Companies has received any written notification of any asserted failure by any of the Automotive Filter Companies to comply with any such laws, rules or regulations.

     4.26 Brokers and Finders.  Except as set forth in Schedule 4.26 attached
     -------------------------
hereto, neither Seller nor any of its officers, directors or employees, as the case may be, nor any of the Automotive Filter Companies, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement. Seller will be solely responsible for the fees payable to any persons listed on Schedule 4.26.

     4.27 Product Warranties.  The standard product or service warranties,
     ------------------------
indemnifications and guarantees which each of the Automotive Filter Companies extends to its customers in the ordinary course of the conduct of their respective businesses, copies of which have been delivered to Buyer, are identified in Schedule 4.27 attached hereto. Schedule 4.27 also contains a general description of any product or service warranties, indemnifications or guarantees extended by any of the Automotive Filter Companies to any customer, the terms of which are materially different from the standard product or service warranties, indemnifications or guarantees otherwise described in
Schedule 4.27 attached hereto. No warranties, indemnifications or guarantees are now in effect or outstanding with respect to products or services manufactured, produced or performed by any of the Automotive Filter Companies in the ordinary course of conduct of their respective businesses, except for warranties implied by law and warranties, indemnifications and guarantees of the types identified in Schedule 4.27 attached hereto.

     4.28 Potential Conflicts of Interest.  Except as set forth in Schedule
     -------------------------------------
4.28 attached hereto, no contract, agreement or arrangement (excluding employment agreements and rights arising under any of the Plans) providing for the purchase or sale of any goods or services or relating to any interest in any property, whether real or personal, or tangible or intangible, which is used by or relates to any of the Automotive Filter Companies exists between:
(a) Seller and any of the Automotive Filter Companies; (b) Seller and any officers or directors of any of the Automotive Filter Companies; or (c) between any of the Automotive
Filter Companies and any officers or directors of any of the Automotive Filter Companies. Except as set forth in Schedule 4.28 attached hereto, none of the officers or directors of Seller and none of the stockholders, officers or directors of any of the Automotive Filter Companies has any cause of action or other claim whatsoever against any of the Automotive Filter Companies.

     4.29 Accounts Receivable and Accounts Payable.  All accounts receivable
     ---------------------------------------------
of the Automotive Filter Companies represent sales actually made in the ordinary course of business or valid claims. The accounts payable of the Company reflected in the Closing Balance Sheet arose, or will arise, from bona fide transactions in the ordinary course of business.

     4.30 Unimpaired Operation.   At Closing, the Automotive Filter Companies
     --------------------------
will hold all assets of Seller and its affiliates which are used in, held for use by or related to the Automotive Filter Business (other than the Shared Properties), except for those assets which, if not held by the Automotive Filter Companies would not, individually or in the aggregate, have a material adverse effect on the Automotive Filter Companies as a whole.

     4.31 Absence of Questionable Payments.  To the knowledge of Seller, none
     --------------------------------------
of the Automotive Filter Companies nor any of their directors, officers, agents, employees or any other persons acting on their behalf has: (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977 (15 USC Par. 78dd-2), as amended, or any other applicable foreign, federal or state law; or (b) accepted or received any unlawful contributions, payments, expenditures or gifts.

     4.32 Representations and Warranties on the Closing Date; Disclosure.  The
     --------------------------------------------------------------------
representations and warranties contained in this ARTICLE 4 shall be true and complete on and as of the Closing Date with the same force and effect as though made on the Closing Date. Disclosure of any fact or information in any Schedule required by this ARTICLE 4 shall be deemed for purposes of this Agreement to be disclosure on any other Schedule required by any Section of this Agreement on which such item could have been listed pursuant to this Agreement.

                     ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER
                     -------------------------------------------------

     Buyer represents and warrants to Seller as follows:

     5.01 Organization.  Buyer is a corporation duly organized, validly
     -----------------
existing and in good standing under the laws of Indiana, and has the corporate power and authority to carry on its business as presently conducted.

     5.02 Authorization by Buyer.  The Buyer has full corporate power and
     ----------------------------
authority to enter into, execute and deliver this Agreement and each of the other documents and instruments to be executed and delivered by Buyer pursuant to this Agreement and to carry into effect the transactions contemplated hereunder and thereunder. The execution and delivery of this Agreement and each of the other documents and instruments to be executed and delivered by the Buyer pursuant to this Agreement and the consummation of the transactions contemplated hereunder and thereunder have been duly authorized by all necessary corporate action on the part of Buyer. No other corporate act or proceeding on the part of Buyer or its stockholders is necessary to authorize the execution and delivery of this Agreement and each of the other documents and instruments to be executed and delivered by Buyer pursuant to this Agreement or the consummation of the transactions contemplated hereby and thereby.

     5.03 Binding Agreements.  This Agreement constitutes, and, when executed
     ------------------------
and delivered on the Closing Date, each of the other documents and instruments to be executed and delivered by Buyer to Seller will constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms except that: (a) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors' rights generally; and, (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

      5.04 No Violation.  Neither the execution and delivery of this
      ------------------
Agreement, nor the consummation by Buyer of the transactions contemplated hereby will: (a) to the knowledge of Buyer, violate any statute or law, or any rule or regulation of any governmental authority; (b) violate any order, writ, injunction or decree of any court or governmental authority; or (c) violate or conflict with or constitute a default under (or an event which, with notice or lapse of time, or both, would constitute a default under) or will result in the termination of, or accelerate the performance required by, or result in the creation of any material lien, security interest, charge or encumbrance upon any of the material assets of Buyer under any term or provision of: (i) the Articles of Incorporation or By-Laws of Buyer; or (ii) any material lease, contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Buyer is a party or by which Buyer or any of its assets or properties may be bound or affected.

     5.05 Litigation.  There are no actions, suits or claims or legal,
     ----------------
administrative, equitable or arbitration proceedings or outstanding orders, judgments, injunctions, awards or decrees of any court, any governmental or regulatory body or arbitration tribunal pending, or to the knowledge of Buyer, threatened against or involving Buyer which: (a) seek to prevent the consummation of the transactions contemplated by this Agreement; or (b) or relate to the business or operations of the Buyer and which, if adversely decided, would have a material adverse effect on the business, assets or financial condition of the Buyer.

      5.06 Consents and Approvals.  Except for the filing of pre-merger
      ----------------------------
notification documentation under the HSR Act and the expiration of all applicable waiting periods thereunder, no permit, consent, approval or authorization of, or declaration, filing or registration with, any governmental agency or authority or any other person, firm or corporation is necessary or required to be obtained in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby.

     5.07 Purchase for Investment.  Buyer is purchasing the PPC Shares for
     -----------------------------
investment and not for resale or distribution and the Buyer will not sell, transfer, offer for sale, pledge, hypothecate or otherwise dispose of any of the PPC Shares in violation of any applicable securities laws or regulations.

     5.08 Brokers and Finders.  Except as set forth in Schedule 5.08, neither
     -------------------------
Buyer, nor any of its officers, directors or employees, as the case may be, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement. Buyer will be solely responsible for the fees payable to any persons listed in Schedule 5.08.

                               ARTICLE 6 COVENANTS OF SELLER
                               ------------------------------

     6.01 Access Pending the Closing Date.  Seller has and will cause each of
     -------------------------------------
the Automotive Filter Companies, to: (a) grant to Buyer and its counsel, accountants and other representatives, reasonable access during normal business hours to Seller's facilities relating to the Automotive Filter Business, the Shared Properties and each parcel of Real Property which is used by the Automotive Filter Companies in the conduct of their respective businesses and to all properties, books, contracts, commitments and records of Seller relating to the Automotive Filter Business and each of the Automotive Filter Companies; and (b) furnish Buyer and its representatives all such information as Buyer or its representatives may reasonably request concerning the Automotive Filter Business and the business and assets of the Automotive Filter Companies.

     6.02 Conduct of Business Prior to the Closing.  Except for the
     ----------------------------------------------
pre-closing transfers contemplated by Section 1.01 hereof, during the period commencing on the date hereof and ending on the Closing Date: (a) Seller has not taken any action; and (b) in the case of the Automotive Filter Companies, Seller will take any and all action necessary to prevent each of the Automotive Filter Companies from taking any action; that would, in any such case, cause any of the representations and warranties of Seller contained in
Section 4.10 to be untrue as of the Closing Date. In addition, during the period beginning on the date hereof and ending on the Closing Date: (w) Seller will use its reasonable best efforts and (x) in the case of the Automotive Filter Companies, Seller will take such action as may be necessary to cause each Automotive Filter Company to use its reasonable best efforts; to keep intact the business organization and reputation of each such Automotive Filter Company and to preserve for the Buyer the goodwill of the suppliers, customers, distributors, sales representatives, employees and others having business relations with the Automotive Filter Business.

     6.03 Termination of Benefit Accruals Under Defined Benefit Plans.  Seller
     -----------------------------------------------------------------
 agrees that, prior to the Closing Date, Seller shall amend the terms of the master defined benefit pension plan maintained by Seller and known as the Mark IV Industries, Inc. and Subsidiaries Employees Retirement Income Fund (hereinafter the "Master Defined Benefit Plan"): (a) to provide that participants therein who are employees of any of the Automotive Filter Companies immediately prior to the Closing Date ("Automotive Filter Participants") shall cease to accrue benefits thereunder on the Closing Date (or such earlier date as Seller and Buyer may subsequently agree to in writing), and (b) to provide that Automotive Filter Participants shall be fully vested (i.e., one hundred percent (100%) vested) in their accrued benefits under the Master Defined Benefit Plan. Seller agrees to take, or cause each of the Automotive Filter Companies to take, prior to the Closing Date, any and all actions (including, without limitation, the delivery of any notices required under ERISA and the Code and the timely filing of all required filings with any government agency), which are necessary or reasonably required to effectuate the intent of this Section 6.03.

     6.04 No Solicitation.  Seller shall not and shall take any and all action
     ---------------------
necessary to prevent any of Sellers directors, officers, employees or agents and any directors, officers, employees or agents of any of the Automotive Filter Companies, as the case may be, from directly or indirectly, encouraging, soliciting, initiating or entering into any discussions or negotiations concerning, any disposition of all or any material portion of the capital stock or assets of the Automotive Filter Companies (other than pursuant to this Agreement), or any proposal therefor, or from furnishing or causing to be furnished any information concerning the Automotive Filter Business to any party in connection with any transaction involving the acquisition of any stock or assets of any Automotive Filter Company by any person other than the Buyer.

     6.05 Non-Competition.  As a part of the inducement to Buyer to enter into
     ---------------------
this Agreement, Seller hereby agrees that for a period of three (3) years (the "Covenant Term") from the date hereof, Seller shall not, nor shall any division of Seller or any corporation which Seller, directly or indirectly controls the management of or owns more than fifty percent (50%) of the total number of outstanding shares entitled to vote, or their successors and assigns (hereinafter referred to as "Seller's Affiliates") without the prior express written consent of the Buyer, own, manage, operate, or control, directly or indirectly, any business, firm or corporation which is engaged anywhere in the world in the manufacture and sale of any automotive products which are or were manufactured and sold by the Automotive Filter Business prior to the Closing Date (hereinafter the "Products"). Notwithstanding the foregoing, nothing herein shall be deemed to limit or otherwise restrict the rights of any division, subsidiary or affiliate of Seller which is not engaged in the Automotive Filter Business from continuing, after the Closing Date, to conduct its business in the same manner as such business was conducted prior to the Closing Date. In addition, this Section 6.05 shall not be deemed to prohibit any division, subsidiary or affiliate of Seller from engaging after the Closing Date in the manufacture and sale of those products listed in Schedule
6.05 attached hereto. In addition, notwithstanding anything to the contrary contained in this Section 6.05, nothing in this Section 6.05 shall be deemed to prohibit, limit or otherwise restrict the right of Seller, or any of Seller's Affiliates, to manufacture and sell products referred to in the Champion Supply Agreement (one of the Ancillary Agreements) and to purchase the business and assets of APT, a corporation engaged in the design, manufacture and sale of automotive and industrial filter products and, following any such acquisition, nothing contained in this Section 6.05 shall be deemed to prohibit, limit or otherwise restrict the right of Seller or its affiliate to continue to conduct the business of APT, including, but not limited to, the manufacture and sale of automotive filter products as conducted immediately prior to its acquisition by Seller. Ownership or purchase by Seller at or after the time of Closing, of less than five percent (5%) of the issued and outstanding capital stock of any enterprise engaged in the production or sale of Products, the securities of which are listed on a national securities exchange or included in the national list of over-the-counter securities shall not be deemed a violation of this Section
6.05. In addition to the rights of Seller to acquire the business and assets of APT, Seller shall not be deemed to be in violation of this Section 6.05 in the event that, following the Closing Date, Seller or any of Seller's Affiliates acquires substantially all the assets of any person, firm or corporation or a majority of the issued and outstanding capital stock of any corporation and, following such acquisition, less than fifteen percent (15%) of the total annual sales of any such acquired company is attributable to sales of products competitive with the Products. Upon breach by Seller or Seller's Affiliates of any provision of this Section 6.05, Buyer shall be entitled to injunctive relief, both preliminarily and permanently, since the remedy at law would be inadequate and insufficient. For purposes of this Agreement, it is expressly agreed that the provisions of this Section shall not limit or restrict the right of any person, firm, corporation or other entity which acquires control of the Seller or any of the Retained Businesses to continue to conduct the businesses which any such person was engaged in immediately prior to the acquisition by any such person of control of Seller or any of the Retained Businesses. Additionally, Buyer will be entitled to all such other legal and equitable remedies as may be available to it. In the event any of the provisions of this Section 6.05 are determined by a court of competent jurisdiction to be contrary to any applicable statute, law or rule, or for any reason to be unenforceable as written, such court may modify any of such provisions so as to permit enforcement thereof as thus modified.

                               ARTICLE 7 COVENANTS OF BUYER
                               ----------------------------

     7.01 Obligation to Continue Certain Employee Benefits.  The Buyer hereby
     ------------------------------------------------------
agrees that, at all times during the one (1) year period following the Closing Date (the "Benefit Continuation Period"), the Buyer shall use its best efforts to maintain and provide for the employees of each Automotive Filter Company or take such action as may be necessary to cause each Automotive Filter Company to maintain and provide for its employees, personnel practices, employee welfare plans and employee pension plans which provide to the employees of each such Automotive Filter Company, benefits which in the aggregate are reasonably comparable to the Employee Welfare Plans and the Employee Pension Plans which were provided to the employees of such Automotive Filter Company on the Closing Date as more particularly set forth in Schedule 4.17(a) attached hereto, provided, that Buyer shall have the right to make any amendment to or adjustment in any such employee benefits as may be necessary, in Buyer's judgment, to be in accord with any existing Buyer Employee Welfare Plan or Employee Pension Plan that may be applicable to other employees of the Buyer. Buyer and Seller agree to give each other 90 days advance notice (or such lesser period as may be practicable under the circumstances) of any change in employee benefits of their respective employees at any of the facilities covered under the Ancillary Agreements.

     7.02 Collective Bargaining Agreements.  Buyer acknowledges that M-Filter
     --------------------------------------
Company is a party to a Labor Agreement with its employees.

     7.03 Insurance Coverage.  Buyer acknowledges that the insurance coverage
     ------------------------
which Seller maintains with respect to the Automotive Filter Companies and the Automotive Filter Business including, without limitation, general liability, product liability, auto liability, property, commercial umbrella, excess umbrella, aircraft products, fiduciary liability, crime liability and workers compensation insurance coverage is maintained by Seller under policies with respect to which Seller is the named insured and the Automotive Filter Companies are additional insureds. Buyer acknowledges that effective as of the Closing Date, the Seller intends to remove the Automotive Filter Companies and the Automotive Filter Business from the insurance coverage provided by such insurance policies to the extent that such insurance coverage relates to the Automotive Filter Business or the business and assets of any Automotive Filter Company with respect to any periods arising at any time on or after the Closing Date. Accordingly, Buyer acknowledges that no insurance protection shall be available to Buyer with respect to any injury, loss or damage which Buyer, any of the Automotive Filter Companies, the Automotive Filter Business or any third party may suffer as a result of any event, occurrence or circumstance existing or occurring with respect to the Automotive Filter Business or any of the Automotive Filter Companies at any time on or after the Closing Date.

     7.04 Limitation on Representations and Warranties.  Buyer acknowledges
     --------------------------------------------------
that, except for the representations and warranties of Seller contained in or made pursuant to ARTICLE 4 hereof, neither Seller nor any of its officers, employees, agents, stockholders, affiliates, consultants, investment bankers, legal advisors or other representatives shall be deemed to have made any representations, warranties or assurances of any kind.



                    ARTICLE 8 ADDITIONAL COVENANTS OF BUYER AND SELLER
                    --------------------------------------------------

      8.01 Consents and Conditions.  Prior to the Closing, Seller will use its
      ----------------------------
best efforts, at its own cost and expense, to seek to obtain any required stockholder, third-party and governmental consents to the transactions contemplated hereunder and to cause each of the conditions to the obligations of Buyer to close the transactions contemplated hereunder (as more particularly set forth in ARTICLE 10 hereof) to be satisfied. Buyer will, at Seller's expense, cooperate with Seller and take such action as Seller may reasonably request in connection with Seller's efforts to obtain any consent from any third party to the consummation of the transactions contemplated by this Agreement.

     8.02 Filings.  Not later than five (5) days following the date hereof,
     ------------
Seller and Buyer shall make any and all filings required under the HSR Act.
In addition, Seller shall furnish to the Buyer and Buyer shall furnish to
Seller: (a) such information and reasonable assistance as may reasonably be requested in connection with the preparation by such other party of any necessary filings or submissions to any governmental agency, including, without limitation, any filings necessary under the provisions of the HSR Act; and (b) copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or its representatives, on the one hand, and the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or any other governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement or the transactions contemplated hereby.

     8.03 Access After the Closing Date.  Seller agrees with Buyer that, on
     -----------------------------------
and after the Closing Date, each, seventy-two (72) hours advance notice from the other, will permit the other and their respective representatives (including their counsel and auditors), during normal business hours and for a reasonable business purpose, to have access to and examine all books and records of the other which pertain to the conduct of the Automotive Filter Business prior to the Closing including, but not limited to, correspondence, memoranda, books of account, payroll records, computer records, insurance policies and the like. The out-of-pocket costs of reviewing and photocopying any such material (excluding the compensation and related payroll taxes of employees engaged in the copying of any such materials) shall be borne by the party requesting such review or photocopies. Any obligations under this Section shall terminate as to either party three (3) years following the Closing Date; provided that, to the extent any matter for which information is requested hereunder is subject to a statute of limitations which expires more than three (3) years following the Closing Date, the obligations under this Section shall terminate at the end of the statute of limitations which applies to any such matter.

     8.04 Record Retention.  For a period of seven (7) years after the date
     ----------------------
hereof, or, in the case of books or records pertaining to Taxes, for a period until the expiration of all applicable statutes of limitation, Buyer and Seller agree that, prior to the destruction or disposition of any books or records pertaining to the Automotive Filter Business or the business or assets of any of the Automotive Filter Companies, each party shall provide not less than forty five (45) nor more than ninety (90) days prior written notice to the other of any such proposed destruction or disposal. If the recipient of such notice desires to obtain any of such documents, it may do so by notifying the other party in writing at any time prior to the scheduled date for such destruction or disposal. Such notice must specify the documents which the requesting party wishes to obtain. The parties shall then promptly arrange for the delivery of such documents. All out-of-pocket costs associated with the delivery of the requested documents (excluding the compensation (and related payroll taxes) of employees engaged in the preparation, copying or delivery of any such documents) shall be paid by the requesting party.

     8.05 Tax Returns and Audits.
     ----------------------------
          (a) Seller shall be responsible for filing, or causing to be filed, within the time and in the manner prescribed by law, all Tax Returns with respect to any Income Taxes payable by Seller and each of the Automotive Filter Companies for all taxable periods of Seller and each of the Automotive Filter Companies ending on or before the Closing Date. Seller shall also be responsible for filing, or causing to be filed, within the time and in the manner prescribed by law, all Tax Returns which are required to be filed prior to the Closing (without regard to any available extensions for the filing of such Tax Returns) with respect to any Taxes (other than Income Taxes) payable by Seller and any of the Automotive Filter Companies with respect to any periods ending on or prior to the Closing Date. Seller shall be responsible for the payment of all Taxes shown to be due under any Tax Return to be filed by Seller pursuant to this subparagraph 8.05(a). Seller shall provide Buyer a copy of any Tax Return relating to Income Taxes which is described above in this subparagraph and which is required to be signed by Buyer or any of the Automotive Filter Companies not later than fifteen (15) days prior to the due date (including extensions) for filing such Tax Return.
          (b) Buyer shall be responsible for filing, or causing to be filed, within the time and in the manner prescribed by law, all Tax Returns relating to any Taxes (other than Income Taxes) payable by any of the Automotive Filter Companies, in each case, for all taxable periods beginning on or before the Closing Date to the extent that such Tax Returns are not required to be filed by Seller or any of the Automotive Filter Companies pursuant to the provisions
of Section 8.05(a) above.   Buyer shall be responsible for the payment of all
Taxes, other than Income Taxes, payable by any of the Automotive Filter Companies with respect to the Automotive Filter Business or the business, operations or property of any of the Automotive Filter Companies, to the extent that the due date (without regard to extensions thereof) for payment of such Taxes occurs at any time after the Closing Date. Buyer shall be responsible for filing all Tax Returns with respect to Income Taxes required to be filed after the Closing Date (without regard to extensions) on behalf of each of the Automotive Filter Companies in connection with the business, operations and assets of each of the Automotive Filter Companies for periods ending after the Closing Date.

          (c) Seller shall have full control and ultimate discretion over all actions to be taken or decisions to be made in the course of any audit or examination, or any subsequent proceedings, including settlement or other dispositions thereof, other than any adjustment that would result in a liability of or otherwise adversely affect Buyer or any of the Automotive Filter Companies following the Closing (in which case such settlement or disposition shall not be effected without Buyer's consent, which consent shall not be unreasonably withheld): (i) with respect to any Income Taxes due and payable by the Seller or any of the Automotive Filter Companies for any period ending on or prior to the Closing Date; and (ii) with respect to any Taxes (other than Income Taxes) which are payable in connection with any Tax Returns which Seller and the Automotive Filter Companies are required to file pursuant to the provisions of Section 8.05(a) above. Seller shall reimburse Buyer and each Automotive Filter Company for all reasonable out-of-pocket costs incurred by Buyer and each Automotive Filter Company in connection with the taking of any action which Seller requests Buyer or such Automotive Filter Company to take in the course of such audit, examination or subsequent proceeding. If any taxing authority shall take any action which may give rise to a claim by any such taxing authority that: (w) any Automotive Filter Company has not filed any Tax Return relating to Income Taxes which is required with respect to any period ending on or before the Closing Date; or (x) any Automotive Filter Company has not paid in full or owes any Income Taxes for any period ending on or before the Closing Date, then the Buyer shall promptly notify Seller thereof in writing; provided, however, that any failure to notify Seller shall not release Seller from its obligation to file such Tax Returns or pay such Income Taxes as stated in this Section to the extent Seller would not be prejudiced thereby.
          (d) Buyer shall have full control and ultimate discretion over all actions to be taken or decisions to be made in the course of any audit or examination or any subsequent proceedings, including settlement or other dispositions thereof (other than any adjustment that would result in a liability or otherwise adversely affect the Seller or any of its Affiliates following the Closing in which case such settlement or disposition may not be effected without Seller's consent, which consent shall not be unreasonably withheld) with respect to any Taxes (other than Income Taxes) due and payable for any period beginning on or prior to the Closing Date to the extent that, pursuant to Section 8.05(b) above, the Buyer is responsible for the filing of the Tax Returns relating to such Taxes. Buyer shall reimburse Seller for all reasonable out-of-pocket costs incurred by Seller in connection with the taking of any action which Buyer requests Seller to take in the course of such audit, examination or subsequent proceeding.

          (e) If, in response to any claim which is made by any taxing authority to the effect that any of the Automotive Filter Companies owes any additional Income Taxes for any period ending on or before the Closing, Seller pays any amount to such taxing authority, Buyer shall, upon the reasonable written request of Seller, file (or take such action as may be necessary to cause any Automotive Filter Company identified by Seller to file) a claim for refund with the appropriate taxing authorities with respect to any Income Taxes for any such period. Seller will provide Buyer or any of the Automotive Filter Companies identified by Seller as the appropriate party for making a claim for any such refund, with such information as may be reasonably necessary to enable Buyer or any of the Automotive Filter Companies identified by Seller, as the case may be, to file a claim for refund. Buyer and each of the Automotive Filter Companies shall, at the sole cost of Seller (including all reasonable out-of-pocket costs incurred by Buyer and each of the Automotive Filter Companies) promptly take all actions as may be reasonably requested by Seller to obtain such refund. Buyer acknowledges and agrees that any and all refunds of any Income Taxes paid or payable by Seller or by any of the Automotive Filter Companies in connection with the operations of the Seller and the Automotive Filter Companies prior to the Closing Date shall be the property of Seller and such refunds, including interest thereon, net of any additional Income Taxes imposed on Buyer or any of the Automotive Filter Companies for any period occurring after the Closing Date and which are attributable to the receipt of such refunds shall be paid by Buyer to Seller promptly after such refund is either received or credited against such liability of Buyer or any of the Automotive Filter Companies for Taxes. Buyer agrees that neither the Buyer nor any of the Automotive Filter Companies have any right to carry back any loss incurred by any of the Automotive Filter Companies after the Closing Date to any period prior to the Closing Date.

          (f) If, in connection with any audit or other investigation by any taxing authority of any Income Taxes payable by Seller or any Automotive Filter Company for any period ending on or prior to the Closing Date: (i) any deduction claimed by Seller or any Automotive Filter Company with respect to any such pre-closing tax period is disallowed by the taxing authority conducting such audit or investigation; and (ii) the taxing authority conducting such audit or investigation agrees that the Buyer or any Automotive Filter Company will be permitted to use such deduction with respect to such pre-closing period for purposes of calculating the Taxes due and payable by the Buyer or any Automotive Filter Company with respect to any period ending after the Closing Date (any deduction which satisfies the criteria described in subparagraphs 8.05(f) (i) and (ii) above being hereinafter the "Disallowed Deduction"); then (iii) the Buyer agrees to pay to Seller an amount equal to the discounted present value of the benefit of such deduction to the Buyer as mutually agreed by Buyer and Seller or, in the absence of such agreement, as determined by a nationally recognized independent accounting firm mutually acceptable to Buyer and Seller. Seller will provide Buyer or any of the Automotive Filter Companies identified by Buyer with such information as may be reasonably requested by Buyer in order to enable Buyer or any of the Automotive Filter Companies identified by Buyer, to use the Disallowed Deduction and file a claim for a tax refund for any tax period ending after the Closing Date in which the Disallowed Deduction may be used.
          (g) Each party hereto shall provide the other party with such assistance as may reasonably be requested by such party in connection with the preparation of any Tax Return or claim for refund, any audit or other examination by any taxing authority or any judicial or administrative proceedings relating to the liability of any of the Automotive Filter Companies for any Taxes attributable to any period ending on or before the Closing Date. Seller shall cause all tax sharing or similar agreements to which any of the Automotive Filter Companies is subject to terminate on the Closing Date and have no further effect or liability as to any Automotive Filter Company with respect to any tax period ending on, prior to or after the Closing Date.

     8.06 Tax Refunds. Seller shall be entitled to any tax refund received by
     ----------------
the Buyer or any of the Automotive Filter Companies which is attributable to any Income Taxes paid by the Seller or any of the Automotive Filter Companies with respect to any period ending on or prior to the Closing Date and any tax refund received by the Buyer or any of the Automotive Filter Companies with respect to any Taxes (other than Income Taxes) paid by Seller for any periods ending prior to the Closing Date. Buyer agrees to notify Seller upon receipt of, and forthwith deliver to Seller duly endorsed in the name of Seller, any tax refund check or other evidence of payment in respect of any such tax refund, which refund check or other evidence of payment shall not be deposited into any bank account for collection and pending delivery to Seller shall be held by Buyer or the Automotive Filter Company to whom such refund was paid, as the case may be, in trust pending delivery to Seller; provided, however, that the amount of any additional liability imposed on Buyer or any of the Automotive Filter Companies for Taxes that are attributable to any such tax refund is simultaneously paid by Seller to Buyer.

      8.07 Confidentiality.  Each party hereto will hold and will cause its
      ---------------------
directors, officers, employees, agents, consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been: (a) previously lawfully known by the party to which it was furnished, (b) in the public domain through no fault of such party, or (c) later lawfully acquired from other sources by the party to which it was furnished), and each party will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with this Agreement. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained except to the extent such information comes into the public domain through no fault of the party required to hold it in confidence, and in any event such information shall not be used to the detriment of, or in relation to any investment in, the other party and all such documents (including copies thereof and software) shall be returned to the other party immediately upon the written request of such other party.

     8.08 Cooperation Regarding Defined Benefit Plan. Administration.  Buyer
     ----------------------------------------------------------------
agrees to cooperate with Seller and to cause each of the Automotive Filter Companies to cooperate with Seller in connection with Seller's administration, after the Closing Date, of its master defined benefit plan as applicable to Automotive Filter Company employees.

     8.09 Transfer of 401(k) Plan Assets.
     ------------------------------------
          (a) Certain employees of the Automotive Filter Companies have accumulated funds for their retirement in an account which is maintained for the benefit of such Automotive Filter Company employees under the terms of the Mark IV Savings & Retirement Plan, a master 401(k) plan maintained by Seller for certain of its employees (the "Master 401(k) Plan"). The assets of the Master 401(k) Plan are held under the terms of a master trust agreement, dated as of January 1, 1987, between Mark IV and Marine Midland Bank, N.A. (the "Master Trust").
          (b) As soon as practicable following the Closing, Seller shall take such action as may reasonably be necessary to amend the Master 401(k) Plan to provide that each Automotive Filter Company employee who is a participant in the Master 401(k) Plan shall be 100% vested in his accrued benefit, if any, determined as of the Closing Date under the terms of the Master 401(k) Plan.
          (c) As soon as practicable following the Closing Date, Seller shall take such action as may be reasonably necessary to provide for the transfer of the accrued benefit of each employee of any Automotive Filter Company under the terms of the Master 401(k) Plan to the 401(k) plan established by Buyer for employees of the Automotive Filter Companies (the "New 401(k) Plan"). In connection with such transfer, Buyer shall take such action as may reasonably be necessary or which may be required by the Internal Revenue Service, including, but not limited to, the adoption of amendments to the New 401(k) Plan to accommodate such transfer. In addition, the Buyer shall take all necessary steps to ensure that: (i) the accrued benefit determined under the terms of the New 401(k) Plan as of the date on which the assets of the Master 401(k) Plan which are attributable to employees of the Automotive Filter Companies are transferred (as hereinafter provided for) is not less than the accrued benefit of each such employee determined as of such date under the terms of the Master 401(k) Plan; (ii) for a period of no less than two (2) years following the Closing, Participants in the New 401(k) Plan will continue to be able to hold in the New 401(k) Plan, shares of common stock of the Seller previously acquired under the Master 401(k) Plan; (iii) Participants in the New 401(k) Plan will continue to be able to hold in the New 401(k) Plan until September 30, 1999, shares of common stock of PennzEnergy Company previously held under the Master 401(k) Plan; and (iv)the New 401(k) Plan shall continue to conform to all applicable requirements established for qualification of retirement plans under the terms of Section 401(a) of the Code.

          (d) As soon as practicable following the Closing Date, Seller shall deliver to Buyer, a statement of the amount of the accrued benefit under the terms of the Master 401(k) Plan of each employee of each Automotive Filter Company.
          (e) As soon as practicable following the Closing Date and the delivery by Buyer to Seller of a copy of the New 401(k) Plan, a copy of any amendment to such plan adopted pursuant to Section 8.09(c) hereof, a copy of the trust established pursuant to the terms of the New 401(k) Plan, a copy of the most recent IRS determination letter for the New 401(k) Plan and such other documentation establishing to the reasonable satisfaction of Seller's counsel that the New 401(k) Plan, as amended, continues to conform to all applicable requirements established for qualification of retirement plans under Section 401(a) of the Code, and that the trust established pursuant to the terms of the New 401(k) Plan conforms to all applicable requirements under
Section 501(a) of the Code and the regulations thereunder, but in no event prior to the expiration of thirty (30) days following the filing of any notices of transfer and assumption which may be required under Section 6058(b) of the Code, Seller shall, direct the trustee of the Master Trust holding the assets of the Master 401(k) Plan to transfer to the trust established under the terms of the New 401(k) Plan, an amount, in cash, equal to the aggregate value of the accounts established under the terms of the Master 401(k) Plan for all employees of the Automotive Filter Companies minus the aggregate value of such accounts which is attributable to shares of common stock of the Seller and shares of common stock of PennzEnergy Company, which portion of such accounts shall be transferred in kind. For purposes of calculating the amount to be transferred to the trust established under the terms of the New 401(k) Plan pursuant to the preceding sentence, the value of such accounts shall be determined as of the date immediately preceding the date of such transfer, plus any contributions which are required to be made in respect of such employees which were not yet paid to the trustee of the Master Trust.

          (f) In connection with the transfer contemplated by this Section 8.09, Seller and Buyer shall cooperate with each other and make all appropriate filings required under the Code or the regulations thereunder in connection with such transfers.

     8.10 Public Announcements.  Buyer and Seller will consult with each other
     --------------------------
before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any press release or make any public statement without the consent of the remaining party, except as may be required by law.

     8.11 Employee Bonuses Due on Sale.
     ----------------------------------
          (a) Seller agrees to pay any incentive to stay bonuses that may be due to any employee of the Automotive Filter Companies as a result of the closing of the transactions contemplated by this Agreement as described on
Schedule 8.11.
          (b) Buyer will pay incentive bonuses arising under the operating incentive bonus plan for the Automotive Filter Employees in an aggregate amount equal to the amount of the incentive plan bonus liability which shall be accrued on the Closing Balance Sheet. The aggregate amount of such incentive bonuses shall be allocated among the Automotive Filter Company employees in a manner to be set forth in a written designation to be delivered to Buyer by Seller within sixty (60) days following the Closing Date.
          (c) Buyer will pay or cause PPC to pay the amount of any severance obligations which may become due and payable to those Automotive Filter Company employees listed on Schedule 8.11 pursuant to the severance policies attached as part of such schedule.

     8.12 Post-Closing Cooperation.  After the Closing, without further
     -----------------------------
consideration: (a) Seller shall take all such further actions and execute, acknowledge and deliver all such further consents and other documents as Buyer may reasonably request to facilitate or effect the transactions contemplated by this Agreement; and (b) Buyer shall, and shall cause each of the Automotive Filter Companies, to take all such further actions and execute, acknowledge and deliver all such further consents and other documents as Seller may reasonably request in order to facilitate the transactions contemplated by this Agreement.

     8.13 Termination of Seller Arrangements.  Seller shall cause all
     ----------------------------------------
agreements, arrangements and understandings between or among any of the Automotive Filter Companies and Seller or any of its Affiliates (other than matters referred to in this Agreement, the Ancillary Agreements and any other agreements specifically requested by Buyer to be retained), including, without limitation, any benefit plan or arrangement in which any employee of any Automotive Filter Company is a participant, to be terminated as to the Automotive Filter Companies effective as of the date immediately preceding the Closing Date, without cost or liability to Buyer or any of the Automotive Filter Companies.


                ARTICLE 9 CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER
                ----------------------------------------------------------

     The obligation of Seller to enter into and complete the Closing is subject to the fulfillment of the following conditions, any one of more of which may be waived by it:

     9.01 Representations and Covenants.
     -----------------------------------
          (a) The representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing,
          (b) Buyer shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
          (c) Buyer shall have delivered to Seller a certificate, dated the Closing Date and signed by an officer of Buyer, to the foregoing effect and stating that all conditions to Seller's obligations hereunder have been satisfied.

     9.02 Government Consents; Filings.  The waiting period under the HSR Act
     ----------------------------------
shall have expired and no conditions to the transactions contemplated by this Agreement shall have been imposed or proposed by any federal or state governmental agency.

     9.03 Substitute Guarantees.  Buyer shall deliver to the parties
     --------------------------
identified in Schedule 9.03 attached hereto, guarantees in form and substance reasonably acceptable to Seller and sufficient to cause each of the parties identified in Schedule 9.03 attached hereto to deliver to Seller a written acknowledgment from such parties that, effective as of the Closing Date, Seller is and shall be unconditionally released and discharged from any and all liabilities and obligations that Seller may have under the terms of any guarantees previously issued by Seller to such parties.

     9.04 Litigation.  No action, suit or proceeding which seeks to restrain,
     ---------------
modify or prevent the carrying out of the transactions contemplated hereby or which seeks damages or a discovery order in connection with such transactions shall have been instituted before any court or U.S. or foreign governmental or regulatory body, or instituted or threatened by any U.S. or foreign governmental or regulatory body and no suit, action or proceeding shall have been instituted or threatened against Buyer by any person, firm, corporation or other entity before any court or U.S. or foreign governmental regulatory body which, if adversely determined against Buyer, would have a material adverse effect on the business and financial condition of the Buyer.

     9.05 Certificate of Buyer.  Seller shall have received a certificate of
     -------------------------
the Secretary or Assistant Secretary of Buyer, dated the Closing Date setting forth the resolutions of the Board of Directors of Buyer authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date.


                ARTICLE 10 CONDITIONS PRECEDENT TO THE OBLIGATION OF BUYER
                ----------------------------------------------------------

     The obligation of Buyer to enter into and complete the Closing is subject to the fulfillment, on or prior to the Closing Date, of the following conditions, any one or more of which may be waived by it:

     10.01 Representations and Covenants.
     -----------------------------------
          (a) The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.
          (b) Seller shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date.
          (c) Seller shall have delivered to Buyer a certificate, dated the Closing Date and signed by Seller, to the foregoing effect and stating that all conditions to Buyer's obligations hereunder have been satisfied.

     10.02 Government Consents; Filings.  The waiting period under the HSR Act
     -----------------------------------
shall have expired and no conditions to the transactions contemplated by this Agreement shall have been imposed or proposed by any federal or state governmental agency.

     10.03  Litigation.  No action, suit or proceeding which seeks to
     -----------------
restrain, modify or prevent the carrying out of the transactions contemplated hereby or which seeks damages or a discovery order in connection with such transaction shall have been instituted before any court or U.S. or foreign governmental or regulatory body, or instituted or threatened by any U.S. or foreign governmental or regulatory body, and no suit, action or proceeding shall have been instituted or threatened by any person, firm, corporation or other entity against Seller before any court or U.S. or foreign governmental body which, if adversely determined against Seller, would have a material adverse effect on the business and financial condition of the Seller.

     10.04  Certificate as to Authorization.  Buyer shall have received a
     ---------------------------------------
certificate of the Secretary or an Assistant Secretary of Seller, dated the Closing Date, setting forth resolutions of the Boards of Directors of Seller authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date, and certifying that approval by Seller's shareholders is not required, or has been obtained, in connection with this Agreement or the transactions contemplated hereby.

                 ARTICLE 11 SURVIVAL OF REPRESENTATIONS; INDEMNIFICATIONS
                 --------------------------------------------------------

     11.01  Survival of Representations.  Except for the representations and
     -----------------------------------
warranties made by Seller pursuant to Sections 4.04, and 4.22 hereof, all representations and warranties contained in ARTICLE 4 or ARTICLE 5 and made by any party to this Agreement pursuant hereto shall survive for a period of two
(2) years after the Closing Date. The representations and warranties made by Seller pursuant to Section 4.04 hereof (hereinafter the "Title Warranties") shall survive for a period of ten (10) years following the Closing Date, and the representations and warranties made by Seller pursuant to Section 4.22 hereof and the covenants of Seller contained in Section 8.05 hereof (hereinafter the "Tax Warranties") shall survive for a period equal to the applicable statute of limitations with respect to any Taxes referred to therein.

     11.02  Statements as Representations.  All statements contained in any
     ------------------------------------
Schedule delivered pursuant to ARTICLE 4 or ARTICLE 5 hereof shall be deemed representations and warranties within the meaning of Sections 9.01, 10.01, and
11.01 hereof.

     11.03  Indemnification by Seller. Subject to the terms and conditions of
     ---------------------------------
this Section, Seller hereby agrees to indemnify, defend and hold harmless Buyer and any parent, subsidiary or affiliate companies of Buyer, including, without limitation, each of the Automotive Filter Companies (hereinafter the "Buyer Companies"), from and against all demands, claims, actions or causes of action, assessments, payments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and expenses (collectively "Damages") asserted against, resulting to, imposed upon or incurred by the Buyer Companies or any member thereof, by reason of or resulting from:
          (a) any liabilities of Seller or any of the Automotive Filter Companies arising out of or relating to any activities unrelated to the conduct of the Automotive Filter Business which, for purposes hereof, shall include, without limitation, liabilities arising out of or relating to any of the matters set forth in Schedule 11.03(a) attached hereto;
          (b) any liabilities of Seller or any of its affiliates arising as a result of a breach by Seller or any of Seller's Affiliates of any of their respective obligations arising under any of the Ancillary Agreements;
          (c) any liabilities of any of the Automotive Filter Companies to any of its officers and directors who have resigned pursuant to the provisions of this Agreement (other than those liabilities for payment of incentive bonuses which have been assumed by Buyer pursuant to Section 8.11 hereof);

          (d) any liabilities for payment to current or former employees of any of the Automotive Filter Companies, of pension benefits payable to such employees under the terms of the Master Defined Benefit Plan or of retirement benefits payable to such employees under the terms of the Master 401(k) Plan provided that, in the case of liabilities in respect of the Master 401(k) Plan, the transfer of assets of the Master 401(k) Plan to the New 401(k) Plan as contemplated by Section 8.09 hereof has not occurred;
          (e) any breach of any of the Title Warranties;
          (f) any breach of any of the Tax Warranties and any liability of any of the Automotive Filter Companies for payment of any Taxes with respect to the conduct of their respective businesses for all periods or portions thereof ending on or prior to the Closing Date to the extent any such Taxes (excluding deferred Taxes) are not reflected as a liability on the Closing Balance Sheet.
          (g) a breach of any covenant, representation or warranty of Seller (other than the Title Warranties and the Tax Warranties) contained in or made pursuant to this Agreement.

          For purposes of this Agreement, the claims described in Section 11.03(a) through and including Section 11.03(g)and Section 11.04(a) through and including Section 11.04(c) shall be referred to individually as a "Claim" and collectively as "Claims".

          The Seller's obligation to indemnify the Buyer Companies as set forth in the preceding paragraph shall be limited to the Damages (as defined above) arising from Claims (as defined above) and shall exclude Damages which may arise as a result of any reorganization or other legal restructuring of the Buyer or the Buyer Companies and in no event shall any such reorganization or restructuring be deemed to increase the liability of Seller beyond the actual Damages arising from any Claims.

          The Seller's obligation to indemnify and hold Buyer harmless from and against any Damages incurred as a result of Claims described in Sections 11.03(a), (b), (c) (d), (e) or (f) hereof shall apply with respect to the full amount of any and all Damages incurred by Buyer and the Buyer Companies as a result of such Claims.

          With respect to Damages incurred by Buyer or any member of the Buyer Companies and arising from any Claim or Claims described in Section 11.03(g) hereof, Seller shall have no liability or obligation to indemnify and hold Buyer or any member of the Buyer Companies harmless from any Damages incurred by Buyer or any member of the Buyer Companies except to the extent that the aggregate amount of the Damages incurred by Buyer and the Buyer Companies arising from any such Claim or from all prior Claims described solely in
Section 11.03(g) hereof, exceeds Two Million Eight Hundred Thousand Dollars ($2,800,000) and then, only to the extent that the amount of such Damages exceeds Two Million Eight Hundred Thousand Dollars ($2,800,000).

          Notwithstanding anything to the contrary contained in this Section 11.03, Seller shall have no obligation to indemnify Buyer or the Buyer Companies with respect to any Damages incurred as a result of Claims described in Section 11.03(g) hereof to the extent that the aggregate amount of the Damages incurred by Buyer or the Buyer Companies with respect to the Claims described solely in Section hereof exceeds an amount equal to Thirty Five Million dollars ($35,000,000.00).

     11.04  Indemnification by Buyer.  Buyer hereby agrees to indemnify,
     -------------------------------
defend and hold harmless Seller and any parent, subsidiary or affiliate companies of Seller (the "Seller Companies") from any Damages arising by reason of or resulting from:
          (a) any claim made against Seller or any member of the Seller Companies relating to the Automotive Filter Business or any of the businesses, assets or operations of the Automotive Filter Companies before or after the Closing Date other than claims which result from any breach by Seller of any representation or warranty in this Agreement;
          (b) any breach by Buyer, any of the Automotive Filter Companies or any of Buyer's affiliates of any of their respective obligations arising under any of the Ancillary Agreements; and
          (c) any breach of any representation, warranty, covenant or agreement of Buyer contained in or made pursuant to this Agreement.

          The Buyer's obligation to indemnify the Seller Companies as set forth in the preceding paragraph shall be limited to the Damages (as defined above) arising from Claims (as defined above) and shall exclude Damages which may arise as a result of any reorganization or other legal restructuring of the Seller or the Seller Companies and in no event shall any such reorganization or restructuring be deemed to increase the liability of Buyer beyond the actual Damages arising from any Claims.

          The Buyer's obligation to indemnify and hold the Seller harmless from and against any Damages incurred as a result of Claims described in
Section 11.04(a) and Section 11.04(b) hereof shall apply with respect to the full amount of any and all Damages incurred by Seller and the Seller Companies as a result of such Claims.

          With respect to Damages incurred by Seller or any member of the Seller Companies and arising from any claim or claims described solely in
Section 11.04(c) hereof, Buyer shall have no liability or obligation to indemnify and hold Seller or any member of the Seller Companies harmless from any Damages incurred by Seller or any member of the Seller Companies except to the extent that the aggregate amount of the Damages incurred by Seller and the Seller Companies arising from any such Claim or Claims described solely in
Section 11.04(c) hereof, exceeds Two Million Eight Hundred Thousand Dollars ($2,800,000) and then, only to the extent that the amount of such excess exceeds Two Million Eight Hundred Thousand Dollars ($2,800,000) of Damages.

          Notwithstanding anything to the contrary contained in this Section 11.04, Buyer shall have no obligation to indemnify Seller or the Seller Companies with respect to any Damages incurred solely as a result of Claims described in Section 11.04(c) hereof to the extent that the aggregate amount of the Damages incurred by Seller or the Seller Companies with respect to the Claims described solely in Section 11.04(c) hereof exceeds Thirty Five Million Dollars ($35,000,000.00).

     11.05  Conditions of Indemnification.  The obligations and liabilities of
     ------------------------------------
Seller under Section 11.03 hereof and the obligations and liabilities of Buyer under Section 11.04 hereof with respect to Claims relating to third parties shall be subject to the following terms and conditions:
          (a) A party seeking indemnification under this Agreement ("Indemnified Party") will give the party required to provide such indemnification (the "Indemnifying Party") prompt notice of any such Claim, and thereafter, provided that the Indemnifying Party acknowledges in writing to the Indemnified Party that the Indemnifying Party is obligated to indemnify the Indemnified Party against such Claim, the Indemnifying Party will be permitted to undertake the defense thereof by representatives chosen by it. The failure to provide any such notice shall not excuse the Indemnifying Party from its obligations hereunder, provided that the Claim shall be reduced by any loss to the Indemnifying Party resulting from such failure to provide notice.
          (b) If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to acknowledge in writing its obligation to indemnify the Indemnified Party with respect to such Claim or fails to diligently prosecute or settle such Claim, the Indemnified Party will have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnifying Party, subject to the right of the Indemnifying Party to participate at its expense in the defense of such Claim at any time prior to settlement, compromise or final determination thereof.
          (c) Anything in this Section 11.05 to the contrary notwithstanding:
(i) if there is a reasonable probability that a Claim may materially and adversely affect an Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to defend, and with the consent of the Indemnifying Party, to compromise or settle such Claim; and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, its successors and assigns settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party, of a release from all liability in respect of such Claim.

     11.06  Termination of Indemnification Obligations.  The obligations to
     --------------------------------------------------
indemnify and hold harmless a party hereto with respect to any Damages arising from any Claims: (a) contained in Section 11.03(g) and Section 11.04(c) shall terminate when the applicable representation or warranty terminates pursuant to Section 11.01; (b) contained in the provisions of Section 11.03(e) and
Section 11.03(f) shall terminate ninety (90) days following the expiration of the applicable statute of limitations which applies with respect to the underlying basis for such Claims; and (c) contained in the provisions of Sections 11.03(a) through and including Section 11.03(d) or Section 11.04(a) and Section 11.04(b) shall not terminate; provided that, as to clause (a) and clause (b) above, such obligations to indemnify and hold harmless shall not terminate with respect to any representation, warranty or liability with respect to which the Indemnified Party shall have, prior to the termination of such indemnity obligation therefor, made a specific Claim relating to a breach of such representation, warranty or such liability by delivering written notice (stating in reasonable detail the basis of such Claim) to the Indemnifying Party.

     11.07  Litigation Cooperation.
     ------------------------------
          (a) The Seller shall cooperate with the Buyer and each of the Automotive Filter Companies and shall cause its officers, employees, agents, auditors and representatives to cooperate with the Buyer and each of the Automotive Filter Companies in connection with the investigation, prosecution, defense and settlement of any judicial or administrative proceeding or claim which Buyer or any of the Automotive Filter Companies has undertaken the defense of in connection with the Buyer's obligation to indemnify the Seller as provided for in Section 11.04 above; provided that the Buyer shall reimburse the Seller and its officers, employees, agents, auditors and representatives for the reasonable out-of-pocket costs and expenses incurred in providing such assistance.

         (b) The Buyer shall cooperate with the Seller and shall cause its officers, employees, agents, auditors and representatives to cooperate with the Seller in connection with the investigation, prosecution, defense and settlement of any judicial or administrative proceeding or claim which Seller has undertaken the defense of in connection with the Seller's obligation to indemnify the Buyer as provided for in Section 11.03 above provided that the Seller shall reimburse the Buyer and its officers, employees, agents, auditors and representatives for the reasonable out-of-pocket costs and expenses incurred in providing such assistance.

     11.08  Remedies Cumulative.  Except as herein expressly provided, the
     --------------------------
remedies provided herein shall be cumulative and shall not preclude assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.



                            ARTICLE 12 MISCELLANEOUS PROVISIONS
                            -----------------------------------

     12.01  Termination.  This Agreement may be terminated at any time prior
     -------------------
to the Closing without any liability on the part of either Buyer or Seller:
(a) by mutual consent of Seller and Buyer; and (b) by Seller or Buyer at any time subsequent to February 26, 1999 if the Closing has not occurred by or before such date.

     12.02  Certain Terms.  For purposes of this Agreement,
     --------------------
          (a) the term "knowledge" with respect to Seller means the actual knowledge of those persons identified in Schedule 12.02 attached hereto;
          (b) "material adverse affect" with respect to any of the Automotive Filter Companies means a material adverse change in the financial condition, results of operations, business, assets, earnings or revenues of any of the Automotive Filter Companies.

     12.03  Amendment and Modification.  Subject to applicable law, this
     ----------------------------------
Agreement may be amended, modified and supplemented only by written agreement of the parties hereto at any time with respect to any of the terms contained herein.

     12.04  Waiver of Compliance.  Any failure of Seller, on the one hand, or
     ----------------------------
Buyer, on the other, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the Chairman, President or a Vice President of Buyer or Seller, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     12.05  Notices.  All notices, requests, demands and other communications
     --------------
required or permitted hereunder shall be in writing and shall be deemed to have been duly given: (a) if delivered by hand when delivered; (b) if by telex, telecopy, cable or overnight delivery when received, or (c) if by mail, five (5) days after being mailed, certified or registered mail, with postage prepaid:

              (i)     If to Seller, to:

                      Mark IV Industries, Inc.
                      One Towne Centre
                      501 John James Audubon Parkway
                      Amherst, NY   14226
                      Attention:  William P. Montague

                      with a copy to:

                      Gerald S. Lippes, Esq.
                      Lippes, Silverstein, Mathias & Wexler LLP
                      700 Guaranty Building
                      28 Church Street
                      Buffalo, New York  14202

or to such other person or address as Seller shall furnish to Buyer in writing.
              (ii)    If to Buyer, to:

                      Arvin Industries, Inc.
                      One Noblitt Plaza
                      Columbus, Indiana 47201
                      Attention: Ronald R. Snyder, Esq.

                      with a copy to:

                      Dickstein, Shapiro, Morin & Oshinsky LLP
                      2101 L Street NW
                      Washington, D.C. 20037
                      Attention:  Emanuel Faust, Esq.

or to such other person or address as Buyer shall furnish to Seller in writing.

     12.06  Assignment.  This Agreement and all of the provisions hereof shall
     ------------------
be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

     12.07  Governing Law and Jurisdiction.  This Agreement and the legal
     --------------------------------------
relations among the parties hereto shall be governed by and construed in accordance with the internal laws of the State of New York without regard to its conflicts of law doctrine.

     12.08  Counterparts.  This Agreement may be executed simultaneously in
     --------------------
two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     12.09  Headings.  The headings of the Sections and Articles of this
     ---------------
Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

     12.10  Entire Agreement.  This Agreement, including the Exhibits hereto,
     ------------------------
the Schedules hereto and the other documents and certificates delivered pursuant to the terms hereof, sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

     12.11  Third Parties.  Except as specifically set forth or referred to
     ---------------------
herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

     12.12  Severability.  The invalidity or illegality of any provision,
     -------------------
term, or agreement contained in or made a part of this Agreement shall not affect the validity of the remainder of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be affixed hereto, all as of the day and year first above written.

                                    MARK IV INDUSTRIES, INC.

                                    By:    /s/  W.P. Montague
                                           -----------------------

                                    Title: President
                                           -----------------------




                                    ARVIN INDUSTRIES, INC.

                                    By:    /s/ Richard A. Smith
                                           -----------------------


                                    Title: VP/Finance
                                           -----------------------